UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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AT&T Inc.

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2010

Notice of Annual Meeting

and Proxy Statement

When:	9:00 a.m., Eastern time, Friday, April 30, 2010

Where:	The Chattanoogan Hotel, 1201 S. Broad St., Chattanooga, TN

Items of Business:	— Election of 12 Directors — Ratification of Ernst & Young LLP as independent auditors — Such other matters, including certain stockholder proposals, as may properly come before the meeting.

Who can vote:	Holders of AT&T Inc. common stock of record at the close of business on March 2, 2010, are entitled to vote at the meeting and any adjournment of the meeting.

Voting by proxy:	Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors.

Ann Effinger Meuleman Senior Vice President and Secretary March 11, 2010

Proxy Statement

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on April 30, 2010:

The proxy statement and annual report to security holders are available at www.edocumentview.com/att.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AT&T Inc. (“AT&T,” the “Company,” or “we”) for use at the 2010 Annual Meeting of Stockholders of AT&T. The meeting will be held at 9:00 a.m. Eastern time on Friday, April 30, 2010, at The Chattanoogan Hotel, 1201 S. Broad Street, Chattanooga, Tennessee.

The purposes of the meeting are set forth in the Notice of Annual Meeting of Stockholders (preceding the table of contents). This Proxy Statement and form of proxy are being sent beginning March 11, 2010, to certain stockholders who were record holders of AT&T’s common stock, $1.00 par value per share, at the close of business on March 2, 2010. These materials are also available at www.edocumentview.com/att. Each share entitles the registered holder to one vote. As of January 29, 2010, there were 5,902,074,438 shares of AT&T common stock outstanding.

If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card or the Annual Meeting Notice and Admission Ticket) to the Annual Meeting. If you do not have an admission ticket, you will be admitted upon presentation of photo identification at the door.

AT&T’s executive offices are located at Whitacre Tower, One AT&T Plaza, 208 S. Akard Street, Dallas, Texas 75202.

All shares represented by proxies will be voted by one or more of the persons designated on the form of proxy in accordance with the stockholders’ directions. If the proxy card is signed and returned or the proxy is submitted by telephone or through the Internet, without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy may revoke it at any time before the proxy is voted at the meeting by giving written notice of revocation to the Senior Vice President and Secretary of AT&T, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received before the closing of the polls in order to be counted.

Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the form of proxy. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

If a stockholder participates in the plans listed below and/or maintains stockholder accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the stockholder may receive more than one set of proxy materials. To ensure that all shares are voted, please submit proxies for all of the shares you own.

Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder’s proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Subject to the trustee’s fiduciary obligations, shares in each of the above employee benefit plans for which voting instructions are not received will not be voted. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 27, 2010.

In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator under The DirectSERVICE Investment Program sponsored and administered by Computershare Trust Company, N.A. (AT&T’s transfer agent) for shares held on behalf of plan participants.

No more than one annual report and Proxy Statement are being sent to multiple stockholders sharing an address unless AT&T has received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the Proxy Statement by writing the transfer agent at: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by calling (800) 351-7221. Stockholders calling from outside the United States may call (781) 575-4729. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the Proxy Statement may write or call the transfer agent at the above address or phone numbers to request a change.

The cost of soliciting proxies will be borne by AT&T. Officers, agents and employees of AT&T and its subsidiaries and other solicitors retained by AT&T may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of AT&T. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. AT&T has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $19,500, plus expenses.

Stockholders who together represent 40% of the common stock outstanding and are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting.

Your vote is important. Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Board of Directors

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other members of management as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to give them more detailed views of our businesses and matters that affect our businesses, corporate opportunities, technology, and operations.

Assessing and managing risk is the responsibility of the management of AT&T. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. Annually, the Board reviews the Company’s strategic business plans, which includes evaluating the objectives of and risks associated with these plans (e.g., competitive, technology, economic, etc.).

In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Members of the Finance and Compliance groups are responsible for managing risk in their areas and reporting regularly to the Audit Committee.

The Company’s chief audit executive meets annually in executive session with the Audit Committee. The chief audit executive reviews with the Audit Committee each year’s annual internal audit plan, which is focused on significant areas of financial, operating, and compliance risk. The Audit Committee also receives regular reports on completed internal audits of these significant risk areas.

The Finance/Pension Committee reviews policies designed by management regarding financial and market risk and actions taken by management to control the risk (e.g., the nature and extent of insurance coverage, interest rate and foreign currency exposure, counterparty risk, etc.).

Members of the Board are expected to attend Board meetings in person, unless the meeting is held by teleconference. The Board held eight meetings in 2009. All of the Directors attended at least 75% of the total number of meetings of the Board and Committees on which each served. Directors are also expected to attend the Annual Meeting of Stockholders. All of the Directors were present at the 2009 Annual Meeting.

At least four times a year, the non-management members of the Board of Directors meet in executive session, i.e., without management Directors or management personnel present. The Lead Director, who is appointed for a two-year term, presides over these meetings. Jon C. Madonna currently serves as Lead Director; his term is scheduled to expire January 31, 2012.

Responsibilities of the Lead Director include:

—	Leading the non-management Directors in executive session,
—	Preparing the agenda for the executive sessions of the non-management Directors,
—	Acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer,
—	Coordinating the activities of the non-management Directors when acting as a group,

—	Establishing together with the Chairman and Chief Executive Officer the agenda for each Board meeting, and
—

Advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, including the materials provided to Directors at Board meetings.

In addition, the Lead Director may:

—	Call meetings of the non-management Directors in addition to the quarterly meetings,
—	Approve the addition of any item to the agenda for any Board meeting, and
—	Require information relating to any matter be distributed to the Board.

Interested persons may contact the Lead Director or the non-management Directors by sending written comments through the Office of the Secretary of AT&T Inc. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors’ request.

Randall Stephenson currently serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Stephenson serve in both capacities is in the best interests of AT&T and its stockholders because it enhances communication between the Board and management and allows Mr. Stephenson to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board believes that the appointment of an independent Lead Director and the use of regular executive sessions of the non-management Directors, along with the Board’s strong committee system and substantial majority of independent Directors, allow it to maintain effective oversight of management.

The Corporate Governance and Nominating Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates whom stockholders suggest. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate’s:

—	general understanding of elements relevant to the success of a large publicly traded company in the current business environment,
—	understanding of our business, and
—	educational and professional background.

The Committee also gives consideration to a candidate’s judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Although the Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board. Stockholders who wish to suggest qualified candidates should write to the Senior Vice President and Secretary, AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202, stating in detail the qualifications of the persons proposed for consideration by the Committee.

Under our Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of 15 Directors, one of whom is an executive officer of AT&T. We have included biographical information about each continuing Director on pages 13-18. Holdings of AT&T common stock by AT&T Directors are shown on the table on page 12.

The Board of Directors has nominated the 12 persons listed in this Proxy Statement, beginning on page 13, for election as Directors. Each of the nominees is an incumbent Director of AT&T recommended for re-election by the Corporate Governance and Nominating Committee. Under AT&T’s Corporate Governance Guidelines, a Director will not be nominated for re-election if the Director has reached age 72. Accordingly, August A. Busch III and Mary S. Metz will not stand for re-election at the 2010 Annual Meeting. In addition, William F. Aldinger III has declined to stand for re-election at the 2010 Annual Meeting. Consequently, the Board has voted to reduce its size to 12 Directors effective immediately before the meeting. There are no vacancies on the Board.

Board Committees

From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established seven standing committees of Directors, the principal responsibilities of which are described below. The charters for each of these committees may be found on our web site at www.att.com.

Committee	Members	Functions and Additional Information	Meetings in 2009
Audit	Jon C. Madonna, Chairman William F. Aldinger III * Jaime Chico Pardo James P. Kelly	Consists of four independent Directors. Oversees the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of internal audit function and independent auditors, and our compliance with legal and regulatory matters, including environmental matters. Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor audits the financial statements of AT&T and its subsidiaries.	13
Corporate Development	James H. Blanchard, Chairman August A. Busch III * Jaime Chico Pardo Jon C. Madonna Laura D’Andrea Tyson	Consists of five independent Directors. Reviews mergers, acquisitions, dispositions and similar transactions.	3
Corporate Governance and Nominating	August A. Busch III, Chairman * James P. Kelly Lynn M. Martin John B. McCoy Mary S. Metz * Joyce M. Roché	Consists of six independent Directors. Responsible for recommending candidates to be nominated by the Board for election by the stockholders, or to be appointed by the Board of Directors to fill vacancies, consistent with the criteria approved by the Board, and recommending committee assignments and the appointment of the Lead Director. Periodically assesses AT&T’s Corporate Governance Guidelines and makes recommendations to the Board for amendments and also recommends to the Board the compensation of Directors. Takes a leadership role in shaping corporate governance and oversees an annual evaluation of the Board.	4
Executive	Randall L. Stephenson, Chairman Gilbert F. Amelio Reuben V. Anderson James H. Blanchard August A. Busch III * Jon C. Madonna John B. McCoy	Consists of the Chairman of the Board and the chairpersons of our six other standing committees. Established to assist the Board by acting upon matters when the Board is not in session. Has full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.	0
Finance/ Pension	John B. McCoy, Chairman Reuben V. Anderson Lynn M. Martin Laura D’Andrea Tyson	Consists of four independent Directors. Assists the Board in its oversight of our finances, including recommending the payment of dividends and reviewing the management of our debt and investment of our cash reserves.	4
Human Resources	Gilbert F. Amelio, Chairman William F. Aldinger III * James H. Blanchard Patricia P. Upton	Consists of four independent Directors. Oversees the compensation practices of AT&T, including the design and administration of employee benefit plans. Responsible for establishing the compensation of the Chief Executive Office and the other executive officers, establishing stock ownership guidelines for officers and developing a management succession plan.	6
Public Policy	Reuben V. Anderson, Chairman Gilbert F. Amelio Mary S. Metz * Joyce M. Roché Patricia P. Upton	Consists of five independent Directors. Assists the Board in its oversight of policies related to corporate social responsibility, as well as political and charitable contributions.	3

*	Retiring effective April 30, 2010.

Independence of Directors

The New York Stock Exchange (“NYSE”) prescribes independence standards for companies listed on the NYSE, including us. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee to be independent. A Director is considered independent only if the Board of Directors “affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).” In addition, the Board of Directors has adopted certain additional standards for determining the independence of its members. In accordance with the NYSE standards, a Director is not independent if:

—	The Director is, or has been within the last three years, an employee of AT&T, or an immediate family member is, or has been within the last three years, an executive officer of AT&T;

—

The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from AT&T, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service);

—

(a) The Director is a current partner or employee of a firm that is our internal or external auditor; (b) the Director has an immediate family member who is a current partner of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the Director or an immediate family member was within the last three years a partner or an employee of such a firm and personally worked on our audit within that time period;

—

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

—

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is more than the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Additional standards for determining independence of Directors have been established by our Board and are set forth in our Corporate Governance Guidelines, which can be found on our web site at www.att.com. These additional standards are:

—

A Director who owns, together with any ownership interests held by members of the Director’s immediate family, 10% of another company that makes payments to or receives payments from us (together with our consolidated subsidiaries) for property or services in an amount which, in any single fiscal year, is more than the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

—

A Director who is, or whose immediate family member is, a director, trustee or officer of a charitable organization, or holds a similar position with such an organization, and we (together with our consolidated subsidiaries) make contributions to the charitable organization in an amount which exceeds, in any single fiscal year, the greater of $1 million per year or at least 5% of such organization’s consolidated gross revenues, is not independent until three years after falling below such threshold.

The Board of Directors, using these standards for determining the independence of its members, has determined that the following Directors are independent: William F. Aldinger III, Gilbert F. Amelio, Reuben V. Anderson, James H. Blanchard, August A. Busch III, Jaime Chico Pardo, James P. Kelly, Jon C. Madonna, Lynn M. Martin, John B. McCoy, Mary S. Metz, Joyce M. Roché, Laura D’Andrea Tyson and Patricia P. Upton. Each member of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources Committee is independent.

Compensation of Directors

The compensation of Directors is determined by the Board with the advice of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed entirely of independent Directors. None of our employees serve on this Committee. The Committee’s current members are August A. Busch III (Chairman), James P. Kelly, Lynn M. Martin, John B. McCoy, Mary S. Metz, and Joyce M. Roché. Under its charter (available on our web site at www.att.com), the Committee periodically, and at least every two years, reviews the compensation and benefits provided to Directors for their service and makes recommendations to the Board for changes. This includes not only Director retainers and fees, but also Director compensation and benefit plans.

The Committee’s charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. The Committee may also form and delegate authority to subcommittees. From time to time, the Committee engages Total Rewards Strategies, LLC, an employee benefits and compensation consulting firm (which also acts as a consultant to the Human Resources Committee on executive compensation matters), to provide the Committee with information regarding director compensation paid by companies principally in the Fortune 50, Fortune 100 and a special comparator group used by the Human Resources Committee. In reviewing Director compensation, the Committee may request Total Rewards Strategies to provide a study of director compensation disclosed in proxy statements of companies in the comparison groups. After reviewing the study, the Committee may make recommendations to the Board for modifying the compensation of Directors. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee or the Board about types and amounts of appropriate compensation and benefits for Directors.

Directors who are employed by us or one of our subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Non-employee Directors receive an annual retainer of $85,000, together with $2,000 for each Board meeting or review session attended. Committee members receive $1,700 for each committee meeting attended, except that members of the Audit and Human Resources Committees receive $2,000 for each meeting attended in person. The Chairperson of each committee receives an additional annual retainer of $5,000, except for the Chairpersons of the Audit and Human Resources Committees, each of whom receives an additional annual retainer of $20,000. The Lead Director also receives an additional annual retainer of $20,000. Retainers may be taken in cash or invested in AT&T stock.

Under the AT&T Non-Employee Director Stock and Deferral Plan (the “Director Deferral Plan”), Directors may choose to defer the receipt of their fees and all or part of their retainers into either deferred stock units or into a cash deferral account. Each deferred stock unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional deferred stock units. Directors purchase the deferred stock units at the fair market value of AT&T common stock. Deferred stock units are paid in cash in a lump sum or in up to 15 annual installments, at the Director’s election, after the Director ceases service with the Board. In addition, under the Director Deferral Plan each non-employee Director annually receives one and one-half times his or her base annual retainer in the form of deferred stock units. Each Director who joined the Board after November 21, 1997, and before September 24, 2004, received an additional annual grant of $13,000 in the form of deferred stock units, limited to ten annual grants; the final grants were made in 2009. The annual grants are fully earned and vested at issuance. These deferred stock units are paid out in cash at the same time as deferred stock units acquired with deferred retainers and fees.

Deferrals into the cash deferral account under the Director Deferral Plan earn interest during the calendar year at a rate equal to the Moody’s Long-Term Corporate Bond Yield Average for September of the preceding year (“Moody’s Rate”). This interest rate roughly approximates the market interest rate prescribed by the Securities and Exchange Commission (“SEC”) for disclosure purposes. Amounts earned above the SEC interest rate, if any, are included in the “Director Compensation” table on page 10 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Directors may annually choose to convert their cash deferral accounts into deferred stock units at the fair market value of our stock at the time of the conversion.

AT&T does not offer non-employee Directors a retirement plan or pension. However, Directors who joined the Board before 1997 have vested rights in a former pension plan that we no longer offer. Only benefits that have already vested are payable under the plan. Each Director who is vested in the former pension plan, upon retirement, will receive an annual pension equal to 10% of the annual retainer in effect at the time of his or her retirement multiplied by the number of years of service not to exceed ten years. The payments will continue for the life of the Director. If the Director dies before receiving ten years of payments, the Director’s beneficiaries will receive the payments for the remainder of the ten-year period.

Upon our acquisition of Pacific Telesis Group (“PTG”) on April 1, 1997, certain of the former PTG Directors joined our Board. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, which were issued in exchange for a waiver by the Directors of certain retirement benefits. The PTG Deferred Stock Units are fully vested, earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. After the acquisition of PTG, the Deferred Stock Units were modified so that their value was based on AT&T stock instead of PTG stock. Service as a Director of AT&T is deemed service with PTG for these benefits. In addition, these Directors were allowed to continue their prior deferrals of PTG retainers and fees made before they joined the AT&T Board at the PTG rates. Under the PTG plans, deferrals earn a rate of interest equal to Moody’s Rate plus 4% for deferrals from 1985 through 1992, Moody’s Rate plus 2% for deferrals from 1993 through 1995, and the ten-year Treasury Note average for the month of September for the prior year plus 2% for deferrals after 1995.

Similarly, upon our acquisition of BellSouth Corporation on December 29, 2006, certain of the former BellSouth Directors joined our Board. These Directors had previously made cash- and stock-based deferrals under the BellSouth Corporation Directors’ Compensation Deferral Plan, which was no longer offered after 2006. These deferrals pay out in accordance with the choices of the Directors. Cash deferrals earn a rate of interest equal to Moody’s Monthly Average of Yields of Aa Corporate Bonds for the previous July, while earnings on deferrals in the form of stock units are reinvested in additional deferred stock units at the fair market value of the underlying stock.

In addition, under the BellSouth Nonqualified Deferred Compensation Plan offered to BellSouth Directors prior to its acquisition, Directors were permitted to make up to five annual deferrals of up to 100% of their compensation. For deferrals made for the 1995 and 1996 plan years, the plan returned the original deferred amount in the 7th year after the deferral year. Interim distributions were not made with respect to subsequent deferral periods. For deferrals made for the 1995 through 1999 plan years, Directors received fixed interest rates of 16%, 12.7%, 12.8%, 12.4% and 11.8%, respectively. Distributions are made at times elected by the Directors. BellSouth discontinued offering new deferrals beginning in 2000.

Director Compensation

Director	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
William F. Aldinger III	136,300	127,500	0	20,269	284,069
Gilbert F. Amelio	159,500	127,500	1,553	4,753	293,306
Reuben V. Anderson	119,900	127,500	55,694	2,193	305,287
James H. Blanchard	124,500	127,500	50,932	19,793	322,725
August A. Busch III	119,900	127,500	9,831	6,791	264,022
Jaime Chico Pardo	125,700	127,500	0	102	253,302
James P. Kelly	133,400	127,500	98	2,090	263,088
Jon C. Madonna	151,700	127,500	0	3,876	283,076
Lynn M. Martin	116,900	140,500	0	3,494	260,894
John B. McCoy	121,600	140,500	0	21,939	284,039
Mary S. Metz	114,900	127,500	3,648	19,063	265,111
Joyce M. Roché	113,200	127,500	0	4,464	245,164
Laura D’Andrea Tyson	111,200	140,500	4,160	4,330	260,190
Patricia P. Upton	119,500	127,500	15,808	4,221	267,029

1.	The following table shows the number of deferred stock units purchased in 2009 by each Director with deferrals of their retainers and fees. Each year, Directors may elect to make monthly purchases during the following calendar year of deferred stock units at the fair market value of our stock at the time of the purchase.

Director	Deferred Stock Units Purchased in 2009	Director	Deferred Stock Units Purchased in 2009
Gilbert F. Amelio	6,236	John B. McCoy	4,785
Reuben V. Anderson	3,526	Mary Metz	4,481
August A. Busch III	4,691	Joyce M. Roché	1,665
James P. Kelly	1,882

2.	This represents an annual grant of deferred stock units that are immediately vested, valued using the grant date value in accordance with FASB ASC Topic 718, and deferred. The deferred stock units will be paid out in cash after the Director ceases his or her service with the Board at the times elected by the Director.

3.	Mr. Madonna holds 2,496 options that were originally granted by AT&T Corp. while he served on the Board of Directors of AT&T Corp. before its acquisition by AT&T Inc. (then known as SBC Communications Inc.). Similarly, Mr. Anderson, Mr. Blanchard, and Mr. Kelly hold 43,478 options, 51,734 options, and 41,099 options, respectively, that were originally granted by BellSouth Corporation while they served on the BellSouth Board before its 2006 acquisition by AT&T Inc.

4.	The amounts shown for Mr. Busch and Ms. Upton represent the total change in the actuarial present value of their pension during 2009. (The pension plan was discontinued for new Directors joining the Board in 1997 and later.) Amounts shown for all other Directors represent the difference between market interest rates determined pursuant to SEC rules and actual rates used to determine earnings on deferred compensation.

5.	Under the AT&T Higher Education/Cultural Matching Gift Program, which covers AT&T employees as well as Directors, the AT&T Foundation matches charitable contributions ranging from $25 to $15,000 per year by active Directors. In 2009, a total of $58,000 was paid on behalf of active Directors under the program. The amounts reported in this column include the following matching contributions paid on behalf of the following Directors: Mr. Aldinger—$15,000, Mr. Blanchard—$15,000, Mr. McCoy—$15,000 and Dr. Metz—$13,000.

Related Person Transactions

Under the rules of the SEC, public issuers, such as AT&T, must disclose certain “Related Person Transactions.” These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

AT&T has adopted a written policy requiring that each Director or executive officer involved in such a transaction notify the Corporate Governance and Nominating Committee and that each such transaction be approved or ratified by the Committee.

In determining whether to approve a Related Person Transaction, the Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

—	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person,

—	whether there are business reasons for the Company to enter into the Related Person Transaction,

—	whether the Related Person Transaction would impair the independence of an outside director, and

—

whether the Related Person Transaction would present an improper conflict of interest for any of our Directors or executive officers, taking into account the size of the transaction, the overall financial position of the Director, executive officer or other related person, the direct or indirect nature of the Director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

A Related Person Transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

During 2009, a brother of Ronald E. Spears (President and Chief Executive Officer, AT&T Business Solutions) was employed by a subsidiary with an approximate rate of pay, including commissions, of less than $200,000. This rate of pay is similar to those paid for comparable positions at the Company. The employment of this person was approved by the Corporate Governance and Nominating Committee under the Company’s Related Party Transactions Policy.

Since mid-2009 the Company has been distributing copies of the book Obstacles Welcome: How to Turn Adversity into Advantage in Business and in Life, by Ralph de la Vega (President and Chief Executive Officer, AT&T Mobility and Consumer Markets) to participants in the AT&T/Junior Achievement Worldwide Job Shadow Initiative, which is part of the AT&T Aspire program. The AT&T Aspire program is an education initiative offered by the AT&T Foundation to provide grants focused on high school retention programs and better preparing students for college and the workforce. The AT&T Foundation has committed a total of $100 million in grants to schools and non-profit organizations under the Aspire program through 2011. For purposes of this program, the publisher prints an “Aspire edition” of the book at a reduced rate. Mr. de la Vega has declined all profits from the Aspire edition. AT&T expects to spend approximately $225,000 through mid-2011 in purchasing copies of the Aspire edition. While Mr. de la Vega receives no direct benefit from these purchases and thus the transactions do not constitute

Related Person Transactions, these purchases were reviewed and approved by the Corporate Governance and Nominating Committee under the Company’s Related Party Transactions Policy because of the importance of the program.

Common Stock Ownership

The following table lists the beneficial ownership of AT&T common stock and non-voting stock units as of December 31, 2009, held by each Director, nominee and officer named in the “Summary Compensation Table” on page 46. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than 1% of our outstanding common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)	Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)
William F. Aldinger III	33,735	19,351	Laura D’Andrea Tyson	11,648	52,354
Gilbert F. Amelio	5,402	85,039	Patricia P. Upton	14,759	47,740
Reuben V. Anderson	64,418	19,935	Randall L. Stephenson	1,700,500	150,876
James H. Blanchard	119,655	14,501	Richard G. Lindner	397,849	89,981
August A. Busch III (3)	146,354	134,912	James W. Cicconi	553,379	0
Jaime Chico Pardo	50,000	5,135	Rafael de la Vega	489,416	10,208
James P. Kelly	47,066	17,410	John T. Stankey	254,183	41,857
Jon C. Madonna	17,069	16,896
Lynn M. Martin	4,973	48,129	All executive officers
John B. McCoy	31,584	92,515	and Directors as a
Mary S. Metz	4,284	58,362	group (consisting of
Joyce M. Roché	2,041	74,784	26 persons, including
			those named above)	6,292,343	1,161,272

1.	The table above includes presently exercisable stock options and stock options that became exercisable within 60 days of the date of this table. The following Directors and executive officers hold the following numbers of options: Mr. Anderson—43,478, Mr. Blanchard—51,734, Mr. Kelly—41,099, Mr. Madonna—2,496 Mr. Stephenson—1,288,555, Mr. Lindner—265,147, Mr. Cicconi—504,358, Mr. de la Vega—435,340, Mr. Stankey—172,775, and all executive officers and Directors as a group—4,267,142. In addition, of the shares shown in the table above, the following persons share voting and investment power with other persons with respect to the following numbers of shares: Mr. Aldinger—5,000, Dr. Amelio—5,382, Mr. Blanchard—390, Mr. Busch—6,600, Mr. Madonna—14,573, Mr. McCoy—1,316, Dr. Metz—797, Dr. Tyson—11,648, Ms. Upton—5,025, Mr. Stephenson—410,553, Mr. Lindner—131,890, Mr. de la Vega—53,591, and Mr. Stankey—79,358.

2.	Represents number of vested stock units held by the Director or executive officer, where each stock unit is equal in value to one share of AT&T stock. The stock units are paid in stock or cash depending upon the plan and the election of the Director at times specified by the relevant plan. None of the stock units listed may be converted into common stock within 60 days of the date of this table. As noted under “Compensation of Directors,” AT&T’s plans permit non-employee Directors to acquire stock units (also referred to as deferred stock units) by deferring the receipt of fees and retainers into stock units and through a yearly grant of stock units. Officers may acquire stock units by participating in stock-based compensation deferral plans. Certain of the Directors also hold stock units issued by companies prior to their acquisition by AT&T that have been converted into AT&T stock units. Stock units carry no voting rights.

3.	Mr. Busch disclaims beneficial ownership of 3,300 shares held in a trust for a sister.

Matters To Be Voted Upon

Each share of AT&T common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters, except as provided below, are determined by a majority of the votes cast, unless a greater number is required by law or the Certificate of Incorporation for the action proposed. A majority of votes cast means the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

In the election of Directors, each Director is elected by the vote of the majority of the votes cast with respect to that Director’s election. Under our Bylaws, if a nominee for Director is not elected and the nominee is an existing Director standing for re-election (or “incumbent” Director), the Director must promptly tender his or her resignation to the Board, subject to the Board’s acceptance. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any Director who tenders his or her resignation as described above will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

If the number of persons nominated for election as Directors as of ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting shall exceed the number of Directors to be elected, then the Directors shall be elected by a plurality of the votes cast. Because no persons other than the incumbent Directors have been nominated for election at the 2010 Annual Meeting, each nominee must receive a majority of the votes cast for that nominee to be elected to the Board.

All other matters at the 2010 Annual Meeting will be determined by a majority of the votes cast. Shares represented by proxies marked “abstain” with respect to the proposals described on the proxy card and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors’ nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

Under the rules of the NYSE, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the appointment of the independent auditors. In instances where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares they hold are not included in the vote totals. At the 2010 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to the election of Directors and each of the stockholder proposals (Items 3 through 9). Because broker non-votes are not included in the vote, they will have no effect on the vote for the election of the Directors or any of the stockholder proposals.

Election of Directors (Item No. 1)

The following persons, each of whom is currently a Director of AT&T, have been nominated by the Board of Directors on the recommendation of the Corporate Governance and Nominating Committee for election to one-year terms of office that would expire at the 2011 Annual Meeting. In making these nominations, the Board reviewed the background of the nominees (each nominee’s biography is set out below) and determined to nominate each of the current Directors for re-election, other than the retiring Directors.

The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a large and varied enterprise like AT&T. As indicated in the following biographies, the nominees have extensive experience in a variety of fields, including telecommunications (Mr. Chico and Mr. Stephenson), technology (Dr. Amelio, Mr. Chico, Mr. Madonna and Mr. Stephenson), public accounting (Mr. Madonna), education (Ms. Martin and Dr. Tyson), economics (Dr. Tyson), financial services (Mr. Blanchard and Mr. McCoy), law (Mr. Anderson), consumer marketing (Dr. Amelio, Mr. Blanchard, Mr. Kelly, Mr. McCoy, Ms. Roché, Mr. Stephenson and Ms. Upton), transportation and logistics (Mr. Kelly), labor (Ms. Martin), academic research (Dr. Tyson), consulting (Dr. Amelio, Mr. Madonna, Ms. Martin and Dr. Tyson) and nonprofit organizations (Ms. Roché), each of which the Board believes provides valuable knowledge about important elements of AT&T’s business. A number of the nominees also have extensive experience in international business and affairs (Mr. Chico, Mr. Kelly, Mr. Madonna and Dr. Tyson), which the Board believes affords it an important global perspective in its deliberations.

The Board also believes that, as indicated in the following biographies, the nominees have each demonstrated significant leadership skills as a chief executive officer (Dr. Amelio, Mr. Blanchard, Mr. Chico, Mr. Kelly, Mr. Madonna, Mr. McCoy, Ms. Roché, Mr. Stephenson and Ms. Upton), as a senior partner of a prominent law firm (Mr. Anderson) or in government, including Congressional and Cabinet service (Ms. Martin), service as Chair of the White House Council of Economic Advisers and as National Economic Adviser to the President of the United States (Dr. Tyson), and service as a State Supreme Court Justice (Mr. Anderson). All the nominees have significant experience in the oversight of large public companies due to their service as directors of AT&T and other companies. In addition, many of our Directors served on the boards of large telecommunications companies that we acquired. These Directors provide historical perspective on the acquired companies, facilitate integration and continuity, and provide direction for the combined businesses. The Board believes that these skills and experiences qualify each nominee to serve as a Director of AT&T.

RANDALL L. STEPHENSON, age 49, is Chairman of the Board, Chief Executive Officer and President of AT&T Inc. and has served in this capacity since June 2007. Mr. Stephenson has held a variety of high-level finance, operational, and marketing positions with AT&T, including serving as Chief Operating Officer from 2004 until his appointment as Chief Executive Officer in 2007 and as Chief Financial Officer from 2001 to 2004. He began his career with the Company in 1982. Mr. Stephenson received his B.S. in accounting from Central State University and earned his Master of Accountancy degree from the University of Oklahoma. He is the Chairman of the Executive Committee. He has been a Director of AT&T since 2005. Mr. Stephenson is a Director of Emerson Electric Co.

GILBERT F. AMELIO, age 67, who began his career at AT&T Bell Laboratories, is Senior Partner of Sienna Ventures (a privately-held venture capital firm in Sausalito, California) and has acted in this capacity since 2001. Dr. Amelio was Chairman and Chief Executive Officer of Jazz Technologies, Inc. (an analog-intensive mixed-signal semiconductor foundry solutions company) from 2005 until 2008 (at which time he was named Chairman Emeritus). Dr. Amelio was Chairman and Chief Executive Officer of Beneventure Capital, LLC (a venture capital firm in San Francisco, California) from 1999 to 2005 and was Principal of Aircraft Ventures, LLC (a consulting firm in Newport Beach, California) from 1997 to 2004. Prior to that, he served as Chief Executive Officer of Apple Computer Inc. from 1996 to 1997 and National Semiconductor Corporation from 1991 to 1996. Dr. Amelio is responsible for a number of patents. Dr. Amelio graduated from Georgia Institute of Technology where he earned his B.S., M.S. and Ph.D. degrees in physics. He was elected a Director of AT&T in 2001 and had previously served as an Advisory Director of AT&T from 1997 to 2001. He served as a Director of Pacific Telesis Group from 1995 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1997. He is the Chairman of the Human Resources Committee and a member of the Executive Committee and the Public Policy Committee. He is a Director of Pro-Pharmaceuticals, Inc. He previously served as a Director of Jazz Technologies, Inc. (2005-2008) and SiVault Systems, Inc. (2005). In 2008, Acquicor Management LLC (a former shareholder of Jazz Technologies, Inc.), where Dr. Amelio has served as the sole managing member since 2005, declared bankruptcy. In 2003, AmTech, LLC (a high technology investments and consulting services firm), where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to 2004, declared bankruptcy.

REUBEN V. ANDERSON, age 67, is a senior partner in the law firm of Phelps Dunbar, LLP in Jackson, Mississippi, where he has served as a partner since 1991. He practices in the areas of commercial and tort litigation and regulatory and governance matters. Prior to that, Mr. Anderson served as a judge in Mississippi for 15 years, including serving as a Mississippi Supreme Court Justice from 1985 to 1990. Mr. Anderson received his B.A. from Tougaloo College and his J.D. from University of Mississippi School of Law. Mr. Anderson was elected a Director of AT&T in 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He is the Chairman of the Public Policy Committee and a member of the Executive Committee and the Finance/Pension Committee. Mr. Anderson is a Director of The Kroger Co. He previously served as a Director of Burlington Resources, Inc. (2001-2006); Mississippi Chemical Corporation (2000-2005); and Trustmark Corporation (1978-2009).

JAMES H. BLANCHARD, age 68, was Chairman of the Board of Synovus Financial Corp. (a diversified financial services holding company in Columbus, Georgia) and served in this capacity from 2005 to 2006. Mr. Blanchard has over 35 years of finance and banking experience. He served as Chief Executive Officer of Synovus Financial Corp. from 1971 to 2005. Mr. Blanchard received his B.B.A. in business administration and his L.L.B. from University of Georgia. Mr. Blanchard was elected a Director of AT&T in 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He previously served as a Director of BellSouth Telecommunications Inc. from 1988 to 1994. He is the Chairman of the Corporate Development Committee and a member of the Executive Committee and the Human Resources Committee. Mr. Blanchard is a Director of Synovus Financial Corp. and Total System Services, Inc.

JAIME CHICO PARDO, age 60, is Co-Chairman of the Board of Teléfonos de México, S.A.B. de C.V. (Telmex) (a telecommunications company based in Mexico City) and has served in this capacity since April 2009. He previously served as Chairman of the Board of Telmex from October 2006 until April 2009. He was Vice Chairman and Chief Executive Officer of Telmex from 1995 until October 2006. Since November 2006, he has also been Co-Chairman of IDEAL (Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V., a publicly listed company in Mexico in the business of investing and managing infrastructure assets in Latin America). He has also been Chairman of Carso Global Telecom, S.A. de C.V. since 1996. Mr. Chico has spent a number of years in the international and investment banking business. Mr. Chico holds a B.A. in industrial engineering from Universidad Iberoamericana and earned his M.B.A. from the University of Chicago Graduate School of Business. Mr. Chico was elected a Director of AT&T in 2008. He is a member of the Audit Committee and the Corporate Development Committee. He is a Director of Grupo Carso, S.A. de C.V and Honeywell International Inc. and also serves on the boards of the following affiliates of Grupo Carso, S.A. de C.V.: Carso Global Telecom, S.A. de C.V.; CICSA (Carso Infraestructura y Construccíon); IDEAL; Teléfonos de México, S.A.B. de C.V.; and Telmex Internacional, S.A.B. de C.V. He previously served as a Director of América Móvil, S.A.B. de C.V. (2001-2009) and América Telecom, S.A.B. de C.V. (2001-2006), also affiliates of Grupo Carso, S.A. de C.V. In light of the fact that the Grupo Carso companies are affiliates of one another, the Corporate Governance and Nominating Committee has determined that Mr. Chico’s service on the boards of these companies should not count toward the Board’s limit on outside board service and will not interfere with his performance as a Director of AT&T. Mr. Chico intends to come off the boards of Grupo Carso, Carso Global Telecom and Telmex Internacional in 2010, as his terms expire.

JAMES P. KELLY, age 66, was Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc. (a global express carrier and package distribution logistics company in Atlanta, Georgia) from 1997 until his retirement in 2002, where he continued to serve as a Director until 2008. During Mr. Kelly’s tenure as Chairman of United Parcel Service, the company grew beyond its core package delivery business to become a global supply chain management concern. Mr. Kelly received his B.A. in business from Rutgers University. Mr. Kelly was elected a Director of AT&T in 2006. He served as a Director of BellSouth Corporation from 2000 until the company was acquired by AT&T in 2006. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. He previously served as a Director of Dana Corporation (2002-2008) and Hewitt Associates, Inc. (2002-2007).

JON C. MADONNA, age 66, was Chairman and Chief Executive Officer of KPMG (an international accounting and consulting firm in New York, New York) from 1990 until his retirement in 1996. He was with KPMG for 28 years where he held numerous senior leadership positions. Subsequent to his retirement from KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. (an e-commerce company) from 2001 to 2002 and served as its Chairman from 2002 to 2004. Mr. Madonna received his B.S. in accounting from the University of San Francisco. Mr. Madonna has been a Director of AT&T since 2005. He served as a Director of AT&T Corp. from 2002 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005. Mr. Madonna is the Chairman of the Audit Committee and a member of the Corporate Development Committee and the Executive Committee. He is a Director of Freeport-McMoRan Copper & Gold Inc. and Tidewater Inc. He previously served as a Director of Albertson’s, Inc. (2003-2006); Jazz Technologies, Inc. (2007-2008); Neuberger Berman Inc. (2001-2004); Phelps Dodge Corporation (2003-2007); and Visa U.S.A. Inc. (2006-2007).

LYNN M. MARTIN, age 70, is President of The Martin Hall Group, LLC (a human resources consulting firm in Chicago, Illinois) and has served in this capacity since 2005. Ms. Martin was Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP (an auditing and management consulting services firm in Chicago, Illinois), where she was responsible for Deloitte’s internal human resources and minority advancement matters from 1993 until 2005. She also held the Davee Chair at Kellogg School of Management, Northwestern University, from 1993 to 1999. She served as U.S. Secretary of Labor from 1991 to 1993 and as a member of the U.S. House of Representatives from Illinois from 1981 to 1991. Ms. Martin graduated Phi Beta Kappa from the University of Illinois with a B.A. in education. Ms. Martin has been a Director of AT&T since 1999. She served as a Director of Ameritech Corporation from 1993 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. Ms. Martin is a member of the Corporate Governance and Nominating Committee and the Finance/Pension Committee. She is a Director of certain Dreyfus Funds and Ryder System, Inc. She previously served as a Director of Constellation Energy Group, Inc. (2003-2009) and The Procter & Gamble Company (1994-2010).

JOHN B. MCCOY, age 66, was Chairman from 1999 and Chief Executive Officer from 1998 of Bank One Corporation (a commercial and consumer bank based in Chicago, Illinois) until his retirement in 1999. He was Chairman and Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998 and prior to that served as President and Chief Executive Officer from 1984 to 1987 and as President from 1977 to 1984. Mr. McCoy received his B.A. in history from Williams College and earned his M.B.A. in finance from Stanford University’s Graduate School of Business. Mr. McCoy has been a Director of AT&T since 1999. He served as a Director of Ameritech Corporation from 1991 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. He is the Chairman of the Finance/Pension Committee and a member of the Corporate Governance and Nominating Committee and the Executive Committee. He is a Director of Onex Corporation. He previously served as a Director of Cardinal Health, Inc. (1987-2009); ChoicePoint Inc. (2003-2008); and Federal Home Loan Mortgage Corporation (1990-2005).

JOYCE M. ROCHÉ, age 62, is President and Chief Executive Officer of Girls Incorporated (a national nonprofit research, education, and advocacy organization in New York, New York) and has served in this capacity since 2000. Ms. Roché was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998 and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Prior to that, Ms. Roché held various senior marketing positions, including Vice President of Global Marketing for Avon Products, Inc. from 1993 to 1994. Ms. Roché received her B.A. in math education from Dillard University and earned her M.B.A. in marketing from Columbia University. Ms. Roché has been a Director of AT&T since 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1998. She is a member of the Corporate Governance and Nominating Committee and the Public Policy Committee. She is a Director of Macy’s, Inc. and Tupperware Brands Corporation. She previously served as a Director of Anheuser-Busch Companies, Inc. (1998-2008) and The May Department Stores Company (2003-2006).

LAURA D’ANDREA TYSON, age 62, is S. K. and Angela Chan Professor of Global Management at the Walter A. Haas School of Business, University of California at Berkeley, and has served in this capacity since 2008. Dr. Tyson also serves as a member of the Economic Recovery Advisory Board to the President of the United States. She has also been Professor of Business Administration and Economics at the Walter A. Haas School of Business, University of California at Berkeley, since 2007. Dr. Tyson was Dean of London Business School, London, England, from 2002 until 2006. She was Dean of the Walter A. Haas School of Business at the University of California at Berkeley from 1998 to 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson received her B.A. in economics from Smith College and earned her Ph.D. in economics at the Massachusetts Institute of Technology. She has been a Director of AT&T since 1999. She served as a Director of Ameritech Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. She is a member of the Corporate Development Committee and the Finance/Pension Committee. Dr. Tyson is a Director of CB Richard Ellis Group, Inc.; Eastman Kodak Company; and Morgan Stanley.

PATRICIA P. UPTON, age 71, is President and Chief Executive Officer of Aromatique, Inc. (Heber Springs). Ms. Upton founded Aromatique, Inc. in 1982 and has been President and Chief Executive Officer since that time. The company is a leading manufacturer of decorative fragrances and distributes these products both domestically and internationally. She is a graduate of Stephens College. Ms. Upton has been a Director of AT&T since 1993. She is a member of the Human Resources Committee and the Public Policy Committee.

If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

The Board recommends you vote FOR each of the above candidates.

Ratification of the Appointment of Ernst & Young LLP as Independent Auditors (Item No. 2)

This proposal would ratify the Audit Committee’s appointment of the firm of Ernst & Young LLP to serve as independent auditors of AT&T Inc. for the fiscal year ending December 31, 2010. This firm has audited the accounts of AT&T since 1983. If stockholders do not ratify the appointment of Ernst & Young LLP, the Committee will reconsider the appointment. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends you vote FOR this proposal.

Stockholder Proposals (Items 3 through 6)

Certain stockholders have advised the Company that they intend to introduce at the 2010 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon request to the Senior Vice President and Secretary of AT&T.

Stockholder Proposal (Item No. 3)

Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Cumulative voting allows a significant group of shareholders to elect a director of its choice—safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and in 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and in 2008. The Council of Institutional Investors www.cii.org and CalPERS recommended adoption of this proposal topic.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in executive pay. Our executive pay committee granted discretionary executive bonuses, while elsewhere in our company the layoffs totaled nearly 17,000. It is better for annual and long-term incentives to be tied to fully disclosed, performance-based metrics. If our company’s total stockholder return (TSR) was as low as the 20 th percentile of its telecommunications peer group, executives could receive 50% of an incentive award, which would seem to be pay for failure by definition.

Each member of our executive pay committee received 20% in against-votes: William Aldinger, Gilbert Amelio, James Blanchard and Patricia Upton. This compared to only 2% in against-votes for some of our other directors.

Two members of our nomination committees were designated “Flagged (Problem) Directors” by The Corporate Library: James Kelly due to involvement with the Dana Corporation bankruptcy and Mary Metz due to involvement with the PG&E Corporation bankruptcy. Reuben Anderson was designated a “Flagged (Problem) Director” due to involvement with the Mississippi Chemical Corporation bankruptcy.

Management negatively prepared the 2009 definitive proxy by introducing unbalanced and inconsistent final editing practices that detracted from the readability and creditably of part of the text. Our board omitted the topics of some of the items on our 2007 ballots and also omitted certain required 2007 annual proxy text.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal for cumulative voting -Yes on 3

The Board recommends you vote AGAINST this proposal for the following reasons:

Under the Company’s existing majority voting standard, to be elected in uncontested elections of Directors, nominees for election as Directors of the Company must receive a majority of the votes cast. In contested elections, Directors will continue to be elected by a plurality of the votes cast.

The Board believes that majority voting is the fairest way to elect the Company’s Directors in uncontested elections, as well as the method most likely to produce a Board that will effectively represent the interests of the Company’s stockholders. Cumulative voting, on the other hand, permits the holders of less than a majority of the votes cast to elect a Director.

A Director elected by cumulative voting may be more inclined to promote special interests on the Board and may not represent the best interests of the majority of AT&T’s stockholders. Moreover, support by Directors of the special interests of the constituencies that elected them could create partisanship and divisiveness and impair the Board’s ability to operate effectively as a governing body, to the detriment of all stockholders.

In addition, corporate governance experts have taken the position that a majority voting standard is not compatible with cumulative voting. For example, the Model Business Corporation Act, which is developed by the American Bar Association Committee on Corporate Laws, prohibits majority voting for directors in a corporation that permits cumulative voting.

AT&T’s Corporate Governance and Nominating Committee, which is responsible for identifying candidates for the Board, as well as the independence criteria contained in AT&T’s Corporate Governance Guidelines, protects the interests of all stockholders by ensuring that AT&T has an independent and effective Board of Directors. Fourteen of your Company’s fifteen Directors are independent, and the Corporate Governance and Nominating Committee is comprised entirely of independent Directors. This degree of independence among Board members ensures that Directors will represent the interests of, and remain accountable to, all stockholders.

In light of the potential inequalities that can result from cumulative voting, the uncertainties surrounding the operation of cumulative voting when combined with majority voting and the protections afforded stockholders by the independence of AT&T’s Board of Directors, stockholders should reject this proposal.

Stockholder Proposal (Item No. 4)

Exclude Pension Credits from Calculations of Performance-Based Pay

Resolved: The shareholders of AT&T urge the Board to determine future awards of performance-based compensation for executive officers using a measure of earnings that excludes non-cash “pension credits” that result from projected returns on employee pension fund assets, and to report annually the specific financial performance measures used to award performance pay.

SUPPORTING STATEMENT

A substantial share of AT&T’s reported earnings in recent years has not been cash flow from business operations, but rather non-cash accounting rule income from “pension credits.” Management used pension credits to boost reported net income by $967 million for 2008 and by $608 million for 2007.

Because pension credits reflect neither operating performance—nor even actual returns on company pension assets—we believe pension credits should be excluded from calculations of performance-based pay.

For example, last year’s Annual Report reveals that nearly $1 billion of AT&T’s reported net income for 2008 was attributable to pension credits based on projected increases in the pension surplus that never in fact occurred (Note 11, Consolidated Financial Statements).

In reality, the pension plan suffered an $18.2 billion loss during 2008. Therefore, while senior executive bonuses were boosted by pension credits based on ‘phantom gains,’ the pension plan actually deteriorated from a $17 billion surplus to a nearly $4 billion deficit.

When this resolution was submitted to pre-merger AT&T, the Board adopted it voluntarily. The 2004 proxy statement stated: “We are joining many other companies adopting similar compensation policies, which our Board believes comport with evolving best practices for executive compensation.” AT&T peers Verizon and Qwest adopted the policy as well.

Unfortunately, the policy was not included in AT&T’s post-merger Corporate Governance Guidelines.

We believe it should be.

Pension income is simply not a good measure of management’s operating performance. Pension credits are not even based on actual investment returns, but on the “expected return” on plan assets and other assumptions set by management.

According to the Wall Street Journal (June 25, 2001), “companies can use pension accounting to manage their earnings by changing assumptions to boost the amount of pension income that can be factored into operating income.”

An Institutional Shareholder Services issue brief explained that “although in many cases pension assets plummeted in value, non-cash ‘pension credits’ boosted not only reported earnings, but also performance-based executive pay.” [“Cookie-Jar Accounting: Pension Credits Plump Executive Pay,” April 2002.]

Because management retains discretion over the assumptions used to calculate pension credits, we believe that excluding this accounting income from performance pay will help to assure shareholders that this discretion will not lead to conflicts of interest.

In addition, if incentive pay formulas encourage management to skip cost-of-living adjustments expected by retirees, or to reduce retirement benefits expected by employees (as we believe AT&T did in switching to a cash balance pension), we believe AT&T’s ability to recruit and retain experienced employees could be undermined.

This proposal received 45.5 percent support from shares voted at last year’s Annual Meeting.

Please VOTE FOR this resolution.

The Board recommends you vote AGAINST this proposal for the following reasons:

Your Board of Directors believes that this proposal is not in the best interests of AT&T stockholders. We believe that this proposal is based on a fundamental misunderstanding of pension accounting and falsely suggests both that the Company uses pension accounting to manage earnings and impact compensation and that the Company’s reported pension cost does not reflect performance.

We believe that, for purposes of performance-based compensation based on net income, it is better to determine awards as much as practical on the basis of the financial and operating results that we report to our stockholders in accordance with generally accepted accounting principles (“GAAP”) and other standards set forth by the Financial Accounting Standards Board (the “FASB”) and the SEC.

The manner in which we and other public companies account for and report pension cost is mandated by and consistent with GAAP, applicable SEC requirements and various FASB standards and guidelines. Under GAAP and applicable FASB accounting standards, we are required to estimate and recognize the cost of providing a pension for each participating employee over the period that the employee is expected to work for AT&T. Our estimates are partially based on assumptions made at the beginning of each year about the amount that will be earned through investment of the funds held in the separate pension trust. Applicable accounting rules require that we recognize gains or losses when the actual investment return on the pension plan assets varies significantly from the level that was initially assumed for purposes of estimating pension cost. This adjustment is included in our reported pension cost. Therefore, our reported pension cost reflects not only the estimated return on pension plan assets but also the actual return over time, to the extent there is a significant difference between the two. Furthermore, actual returns on pension plan assets are a function of management decisions on investment policy and asset allocation. Therefore, our reported pension cost also reflects management performance.

As discussed in our financial statements, in setting the expected long-term rate of return on pension plan assets, we consider capital markets future expectations and the asset mix of the pension plan investments. We do not make accounting assumptions to manage earnings or impact compensation. We have used a consistent expected long-term rate of return of 8.5% since 2003. Moreover, our pension cost and assumptions are reviewed by our independent auditors and actuaries.

AT&T’s executive compensation programs and policies are administered by the Human Resources Committee of the Board of Directors, which is composed entirely of outside, independent Directors. The Committee believes the best way to serve stockholders is to create a competitive compensation program that attracts and retains the best managers, rewards performance, and brings value to our stockholders. To meet these objectives, the Committee seeks to base a significant portion of executive compensation on performance and to establish incentives that drive performance and add stockholder value.

For purposes of calculating payout percentages under short-term incentive awards for a particular year, both the performance targets and the actual results are based on the same pension accounting assumptions for that year. Therefore, a year-over-year change in these assumptions would have no impact on short-term incentive awards. The measure of return on invested capital used for long-term incentive awards may be impacted positively if actual returns on pension plan assets exceed estimated returns and negatively if actual results fall short. We believe that this aligns the interests of management with those of our stockholders, because stockholders may be similarly impacted by differences between estimated and actual returns on pension plan assets.

We believe that the administration of our compensation program and the criteria to be used for awarding performance-based compensation to our executive officers are best left to the discretion and expertise of the Human Resources Committee. Furthermore, to the extent that we link these criteria to our financial and operating results, we believe that as much as practical we should use the same results that we report to our stockholders in accordance with GAAP, FASB standards and applicable SEC regulations.

Stockholder Proposal (Item No. 5)

Shareholder Advisory Vote on Executive Compensation

RESOLVED, the stockholders of AT&T hereby request that the Board include, as a voting item in the proxy statement for each annual meeting of stockholders, an advisory resolution proposing that stockholders approve or disapprove the compensation of the named executive officers as set forth in the proxy statement’s Summary Compensation Table (“SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT. The proposal shall make clear that the vote is advisory and will not abrogate any employment agreement.

SUPPORTING STATEMENT

We believe the owners of the Company should be allowed to express their approval or disapproval of the compensation package for the CEO and other executive officers, just as shareholders do at public companies in the U.K., Australia, the Netherlands (which requires a binding vote) and more than 15 U.S. companies, including Verizon.

Greater scrutiny and investor feedback is particularly needed at AT&T, in our view, since pay is weakly aligned with performance and executive pension and severance benefits stand out as unjustifiably costly.

At the time AT&T merged with BellSouth in 2006, a study by The Corporate Library (“Pay for Failure: The Compensation Committees Responsible”) singled out both companies as two of the eleven large U.S. companies “where the disconnect between pay and performance is particularly stark.”

In a July 2008 update, the Corporate Library reported that what AT&T calls ‘performance shares’ “continue to payout for below median total shareholder return (TSR).”

The bar is set so low on performance shares that executives receive 50% of target if AT&T’s TSR is as low as the 20th percentile compared to its Telecom Peer Group. Such low expectations are what golfers call a “gimme.”

Executive officers received 101% of the target award for the 2006-08 performance cycle even though return on invested capital only “slightly exceeded” the company’s cost of capital (see 2009 proxy).

AT&T’s executive pension formula is far more generous than rank-and-file managers receive. While the rank-and-file pension was frozen and converted to an annual contribution, the SERP offers the CEO a defined benefit annuity, payable for life, and targeted at 60 percent of salary plus bonus.

Former CEO Whitacre received a $158.4 million pension package when he retired in 2007, the highest pension benefit for any CEO (Pensions & Investments, “Pension Goldmine Awaits AT&T, Occidental CEOs”). This included $83.3 million in Senior Executive Retirement Plan (SERP) accumulations.

The present value of CEO Stephenson’s SERP already exceeds $19.9 million (2009 proxy).

In addition to platinum pensions, AT&T maintains lavish golden severance and golden coffin payouts. If Whitacre had terminated after a change in control, his severance would have exceeded $110 million, including $20 million in tax reimbursements.

Stephenson continues the trend. He would receive $18.8 million plus $17.1 million in immediate vesting of unearned “performance shares,” a windfall greatly exceeding 2.99 times his base salary plus target bonus.

AT&T also reimburses executives for income tax due on country club memberships and excess parachute payments -a widely-criticized practice called “tax gross-ups” (2009 proxy).

Please vote FOR a say-on-pay.

The Board recommends you vote AGAINST this proposal for the following reasons:

The process requested by the proposal is not necessary because AT&T already has an efficient and meaningful method of communicating with the Board of Directors. As discussed on page 3 under the heading “Board of Directors,” stockholders and other interested parties may communicate with members of AT&T’s Board of Directors, including the Lead Director, by writing to the Board, or a specific Committee Chair or Director, through the Office of the Secretary.

We believe that direct communications between stockholders and the Board, including the Human Resources Committee, is a much more effective and accurate method of expressing support or criticism of AT&T’s executive compensation practices. Unlike the generic vote advocated by the proposal, communicating directly with the Board will allow stockholders to voice any specific observations or objections to AT&T’s executive compensation practices directly to the decision makers. Moreover, communicating directly with the Board will eliminate the need for the Human Resources Committee to speculate as to the meaning of stockholder approval or disapproval of the compensation set forth in the Company’s proxy statement.

In addition, the vote recommended in the proposal would not provide any useful information to AT&T and members of the Human Resources Committee. If implemented, the stockholder proposal would require AT&T stockholders to vote “yes” or “no” on the compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure. Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not provide “useful feedback” on executive compensation, and it would not give AT&T stockholders the right to approve or disapprove of AT&T’s executive compensation practices. The executive officers’ compensation is composed of several different elements. Since the vote on the compensation would be either “yes” or “no” as a whole, the Committee would not have any information regarding which element the stockholders were voting against and what their specific objection was. The Committee would be forced to speculate regarding the stockholders’ intent.

Moreover, the vote advocated by the proposal fails to recognize that AT&T already has in place a thoughtful, performance-based executive compensation program. AT&T’s executive compensation program emphasizes the retention of key executives and the practice of appropriately rewarding key executives for positive results. The Human Resources Committee, which is composed entirely of independent directors, none of whom has an interest in the compensation decisions the Committee makes, oversees AT&T’s executive compensation program. The Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic, global marketplace in which AT&T competes for talent. AT&T will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

Your Board of Directors does not believe the advisory vote called for by the stockholder proposal will enhance AT&T’s compensation program. Instead of encouraging stockholders to take advantage of AT&T’s current policies and procedures, the proposal advocates substituting a narrower and less effective mechanism.

Stockholder Proposal (Item No. 6)

Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 49%-support at our 2009 annual meeting and proposals often obtain higher votes on subsequent submissions. This proposal topic, to give holders of 10% of shareowners the power to call special shareowner meetings, won 51%-support at Pfizer (PFE) in 2009 even after Pfizer adopted a 25% threshold for shareowners to call a special meeting.

This proposal topic also won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 6

The Board recommends you vote AGAINST this proposal for the following reasons:

The sponsor of this proposal submitted a similar proposal for our 2007 annual meeting, calling on the Board to amend the Bylaws to give holders of 10% to 25% of the outstanding common stock the right to call a special meeting. In response to an affirmative stockholder vote on the 2007 proposal, the board of directors amended AT&T’s Bylaws to give holders of 25% of the outstanding common stock the right to call a special meeting. The proponent is now asking the Board to again amend the Bylaws to further reduce the level of stock ownership required to call a special meeting from 25% to 10%.

Your Board of Directors has recently reduced the percentage of the outstanding shares necessary to call a special meeting to 15%. This proposal would reduce it further to 10%. We believe no further reduction is appropriate.

A special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Special meetings of stockholders should be extraordinary events that only occur when fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. We believe that AT&T’s existing 15% ownership requirement strikes the appropriate balance between the right of stockholders to call a special meeting and the substantial administrative and financial burdens that special meetings impose on the Company.

Audit Committee

AT&T has a separately designated standing Audit Committee. The Audit Committee oversees the integrity of AT&T’s financial statements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and AT&T’s compliance with legal and regulatory matters, including environmental matters. The members of the Audit Committee are Mr. Madonna (Chairman), Mr. Aldinger, Mr. Chico and Mr. Kelly; each of whom was appointed by the Board of Directors.

The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company’s web site at www.att.com. The Audit Committee performs a review and reassessment of its charter annually. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange and AT&T. The Board of Directors has determined that Mr. Madonna, Mr. Aldinger and Mr. Kelly are “audit committee financial experts” and are independent as defined in the listing standards of the New York Stock Exchange and in accordance with AT&T’s additional standards. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the SEC, their responsibilities are the same as those of the other Audit Committee members. They are not AT&T’s auditors or accountants, do not perform “field work” and are not full-time employees. The Commission has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of AT&T’s financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that AT&T’s financial statements and disclosures are complete and accurate. AT&T’s Audit Committee charter provides that these are the responsibility of management and the independent auditors.

Report of the Audit Committee

The Audit Committee: (1) reviewed and discussed with management AT&T’s audited financial statements for the year ended December 31, 2009; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2009, be included in AT&T’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 11, 2010	The Audit Committee:
	Jon C. Madonna, Chairman	Jaime Chico Pardo
	William F. Aldinger III	James P. Kelly

Principal Accountant Fees and Services

Ernst & Young LLP acts as AT&T’s principal auditor and also provides certain audit-related, tax and other services. The Audit Committee has established a pre-approval policy for services to be performed by Ernst & Young. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

This policy also allows for the approval of certain services in advance of the Audit Committee being presented details concerning the specific service to be undertaken. These services must meet service definitions and fee limitations previously established by the Audit Committee. Additionally, engagements exceeding $500,000 must receive advance concurrence from the Audit Committee Chairman. After an auditor is engaged under this authority, the services must be described in reasonable detail to the Audit Committee at the next meeting.

All pre-approved services must commence, if at all, within 14 months of the approval.

The fees for services provided by Ernst & Young (all of which were pre-approved by the Audit Committee) to AT&T in 2009 and 2008 were as follows (dollars in millions):

—

Audit Fees were $22.1 and $22.3 for 2009 and 2008, respectively. Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, audits required by Federal and state regulatory bodies, statutory audits, and comfort letters.

—

Audit-Related Fees were $2.5 and $1.9 for 2009 and 2008, respectively. These fees, which are for assurance and related services other than those included in Audit Fees, include charges for employee benefit plan audits, SAS 70 attestations, consultations concerning financial accounting and reporting standards, and audits and due diligence in conjunction with proposed or consummated acquisitions and dispositions.

—

Tax Fees were $6.6 and $7.5 for 2009 and 2008, respectively. These fees include charges for various Federal, state, local and international tax compliance and research projects, as well as tax services for AT&T employees working in foreign countries.

—	All Other Fees were $0.0 and $0.1 for 2009 and 2008, respectively. The 2008 fees were paid to review processes used to generate cost-based billings to state agencies.

Compensation Discussion and Analysis

Executive Summary and Overview

Executive Summary

In 2009, AT&T and its executive team delivered solid financial results in a challenging economic environment, achieving substantial progress in areas key to AT&T’s long-term success. These areas include:

—	Leading in mobility voice and data services;
—	Expanding AT&T U-verse integrated TV, broadband and voice services;
—	Strengthening our leadership position in advanced business services;
—	Operating as One AT&T—to deliver unified customer solutions, improve operations and speed marketplace execution.

AT&T’s 2009 performance included solid financial results and notable achievements in each of these areas:

—	Despite significant economic and competitive pressures, consolidated revenues were in line with 2008 results, with wireless service revenues up 9.6%.

—	Earnings per share equaled $2.12, which exceeded our target of $2.00. Consolidated operating margins exceeded 2008 results before incremental noncash pension and retiree benefit costs;

—	Cash from operating activities totaled $34.4 billion, the highest in the Company’s history;

—	Free cash flow (cash from operating activities minus capital expenditures) totaled $17.1 billion, up 28.4% from the previous year;

—	Cash returned to stockholders through dividends totaled $9.7 billion, and the Company’s net debt declined by $4.9 billion, further improving the Company’s credit metrics;

—

Wireless data revenues from services such as messaging, Internet access and access to applications grew 33.4%, the strongest growth among major U.S. wireless carriers, establishing AT&T as the leader in wireless data services;

—	Wireless net subscriber additions totaled 7.3 million, the largest increase among all U.S. wireless providers;

—

U-verse TV subscribers in service nearly doubled to 2.1 million, wireline IP revenues (broadband plus U-verse) grew 29.3% to $6.7 billion, and U-verse network deployment grew to reach 22.8 million living units, more than two-thirds of the way to the Company’s goal of 30 million in 2011;

—	Broadband subscribers increased by nearly 1 million to 17.3 million, including 15.8 million wireline subscribers and 1.5 million mobile broadband customers;

—	While business usage was negatively affected by the economy, revenues from advanced business services such as Virtual Private Networks and managed Internet services grew 17.0%;

—

To better operate as One AT&T, the Company successfully implemented a number of operational changes to consolidate functions, streamline vendor relationships and simplify processes and customer interactions;

—	Twenty-four collective bargaining agreements were completed without business disruption, continuing to provide operational stability.

The Human Resources Committee and its Role

The Human Resources Committee, composed entirely of independent Directors, is responsible for overseeing our overall management compensation practices and determining the compensation of our executive officers, including the Named Executive Officers. Annually, the Committee approves the base salaries, short-term incentive targets, and long-term grant levels for executive officers. The Committee also recommends new benefit plans to the Board and acts as the administrator of certain of the Company’s compensation and benefit plans. Its charter is available on our web site at www.att.com. No AT&T employee serves on this Committee. The current members of the Committee are: Dr. Amelio (Chairman), Mr. Aldinger, Mr. Blanchard, and Ms. Upton.

Guiding Pay Principles

When designing AT&T’s compensation program, the Committee continually evaluates the individual program elements in light of market and governance trends. AT&T generally supports the Conference Board’s recently articulated principles on executive compensation, strongly aligning in many key areas such as paying for performance, setting compensation targets consistent with the market, alignment of executive interests with stockholder interests, and focus on long-term compensation to reduce risk. The Committee believes the Conference Board principles, which discourage a single “check the box” approach and encourage the adoption of compensation programs that fit the specific circumstances of each company, provide clear guidelines and flexibility. As part of this process, the Committee uses the services of an independent compensation consultant, who performs no services for management.

Recognizing market trends, the need to attract and retain talent, and our focus on delivering value for our stockholders, the Committee has designed AT&T’s executive compensation programs based on the following guiding pay principles:

—

Competitive and Market Based:    Evaluate all components of our compensation and benefits program against appropriate comparator companies to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market. Comparator company data provides information on market trends and may lead to changes in our approach and practices (see discussion of compensation changes below).

—

Pay for Performance, Accountability:    Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success. For example, in 2009, 92% of the CEO’s target compensation (and 86% for other Named Executive Officers) was tied to short- and long-term performance incentives. Accountability underscores the concept that performance-based compensation is at risk. For example, in 2008, when performance levels were below pre-established targets but within the range of performance eligible for bonuses, bonuses were paid well below target. In addition, the CEO voluntarily declined, with the Committee’s approval, to receive his reduced bonus. Also, because of the expectation that the difficult economy would continue through 2009, no 2009 salary increases were granted to the executive officers.

—

Balanced Short- and Long-Term Focus:    Make certain that compensation programs and packages provide an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the business for the long term.

—

Alignment with Stockholders:    Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders. For example, long-term compensation, which makes up nearly two-thirds of target compensation for the CEO and the Named Executive Officers, is tied to multi-year Company performance and the Company’s stock price. In addition, AT&T has adopted executive stock ownership guidelines, described on page 44, and each of the Named Executive Officers exceeds those guidelines.

—	Alignment with Generally Accepted Approaches: Assure that compensation policies and programs fit within the framework of generally accepted approaches adopted by leading major U.S. corporations.

Executive Compensation Changes

Based on these principles and input from stockholder advisory organizations, the Company is implementing the following changes:

—

Supplemental Executive Retirement Plan (SERP) Participation Frozen:    Effective January 1, 2009, the Committee has determined to no longer permit new participants in the SERP, except in rare circumstances where it is essential to attract or retain key talent or for other appropriate business reasons. No participants have been added to SERP since this policy change, and roughly 10% of our officers do not participate in the SERP. To facilitate retention and long-term focus, newly appointed officers at AT&T will be eligible to receive restricted stock typically equal to their base salary. After careful consideration, the Committee concluded that officers with existing SERP benefits should be allowed to retain them since SERP was an important element of their compensation package when they were promoted to officer. This transition away from SERP aligns with the Conference Board recommendation that “absent special justification, SERPs…should be avoided”.

—

Income Tax Gross-Ups Eliminated:    Beginning in 2010, executive officers will pay taxes on all personal benefits, except for the non-deductible relocation costs of employees who are transferred and potential excise taxes resulting from a change in control where the taxes are caused by the officer’s prior compensation deferrals (see Change in Control Severance Plan—Description on page 61). Not paying taxes on personal benefits makes our practices consistent with the Conference Board direction that “gross-ups should not be provided absent a finding of special justification…as is frequently the case for moving expenses.”

—

Dividend Equivalents Paid Only on Earned Performance Shares:    Starting with performance share grants to executive officers in 2010, dividend equivalents will not be payable until the end of the performance period and will be based on the actual number of shares earned. This change reflects guidance from the Conference Board that payouts should be tied to performance and “paid only when performance can be reasonably assessed.”

—

Post-Employment Financial Counseling Benefit:    Executive officers that retire after January 1, 2010, will receive financial counseling services for only three years after retirement rather than for life. The Human Resources Committee believes it is important to continue these benefits for a short period of time past retirement to help ensure that all legal requirements are met with regard to benefit plans.

—

Officer Long-Term Awards to Consist of Restricted Stock Units and Performance Shares:    To improve retention and to continue to align executive interests with those of stockholders through stock ownership, starting in 2010 the Company’s long-term compensation grants for officers will transition from 100% performance shares to 50% restricted stock units and 50% performance shares.

—

Strengthened Non-Compete and Company Protection Provisions:    To better protect stockholder interests, effective January 1, 2010, certain non-qualified compensation and benefit plans for senior management, including executive officers, will include non-compete provisions, prohibitions on the disclosure of proprietary information, and provisions prohibiting the solicitation of customers and employees, which may apply during and after employment ends. These provisions supplement the Company’s previous non-compete arrangements. Under the new provisions, penalties for violations can include monetary damages and injunctive relief, recovery of costs required for enforcement, and benefit forfeiture and/or repayment. No separate consideration beyond continued participation in existing plans will be provided to participants, including each of the executive officers.

Compensation Design

Executive Compensation Program

We recognize that our long-term success depends on the talent and efforts of our employees and the leadership and performance of our executives. Because the relationship with any employee begins with the compensation and benefits program, it is in the stockholders’ long term interest that the program be structured in a way that makes attraction, retention, and motivation of the highest quality talent a reality. With that goal in mind, AT&T’s executive compensation and benefits program includes a number of different elements, from fixed compensation (base salaries) to performance-based variable compensation (short- and long-term incentives), as well as key personal benefits which minimize distractions and allow the executives to focus on the success of the Company. Each of the elements shown below is designed for a specific purpose, with an overarching goal to encourage a high level of sustainable individual and Company performance for the long term:

Compensation Element	Objective	Key Features
Base Salary	Provides regular compensation to assume the day-to-day responsibilities of the position

—   Salary level recognizes individual experience, skill, and performance, with the goal of being market-competitive.

—  Adjustments may be made based on individual performance, pay relative to other AT&T officers, and the employee’s pay relative to the market.

—  Represents < 15% of total target compensation for executive officers, in line with our objective to have the majority of pay at risk and tied to Company performance.

—  This element is payable in cash.

Annual Short-Term Incentive	To motivate and reward the achievement of short-term Company performance

—   Aligns executive officers’ interests with our short-term corporate strategy, and correlates pay with the achievement of short-term Company and/or business unit objectives. These objectives facilitate the accomplishment of long-term Company goals.

—  This element also provides a tool to reward executives for individual achievements.

—  This element is payable in cash.

Long-Term Incentive	To motivate and reward the achievement of long-term Company performance and retain key leaders

—  We currently use performance shares to motivate our mid-level managers and above to accomplish long-term Company objectives.

—  Performance shares are a long-term equity award that we structure to be paid at the end of a 3-year performance period to the extent applicable performance goals are met. The award pays out at target if these goals are met; below target or not at all if the goals are not met; and above target if the goals are exceeded. Each performance share is equal in value to a share of stock, which causes the award to fluctuate in value directly with changes in our stock price, aligning managers’ interests directly with stockholders’ interests.

—  This element is typically paid in equal amounts of stock and cash, with the cash portion valued using the stock price on the date any earned award is approved.

—  Beginning in 2010, long-term awards for executive officers and other officers will consist of restricted stock units and performance shares, each representing approximately 50% of the value of long-term compensation.

¡  Restricted stock units are replacing half of the performance shares. They directly tie our officers’ interests to those of our stockholders and make our officer long-term compensation package more retentive in nature.

¡  Performance shares will be paid in cash so that the target long term compensation is paid half in stock and half in cash.

¡  Dividend equivalents will not be paid on performance shares until the end of the performance period based on the number of performance shares earned.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation will depend on the short- and long-term incentive compensation payout levels, if any, based upon the applicable performance achievement and, for the long-term awards, the price of AT&T stock.

The following charts show the weighting of each element of total target compensation for the CEO and collectively for the other Named Executive Officers (NEOs). These charts depict our pay for performance philosophy, as short and long-term incentive compensation comprises the majority of total target compensation.

2009 Target Compensation Mix

Total target compensation is detailed for each Named Executive Officer in the following table. This table outlines the elements, their values, relative weightings, and the percent of each total target compensation package that is performance-based (performance-based compensation includes both short- and long-term incentives).

2009 NEO Target Compensation

Named Executive Officer	Cash-Based Compensation				Stock-Based Compensation		Total Target Comp. $	% Performance Based
	Base		ST Incentive		LT Incentive (1)
	$	% of Total	$	% of Total	$	% of Total
CEO
R. Stephenson	1,450,000	8%	4,850,000	26%	12,000,000	66%	18,300,000	92%
Other NEOs
R. Lindner	800,000	14%	1,275,000	21%	3,900,000	65%	5,975,000	86%
J. Cicconi	800,000	15%	1,150,000	22%	3,250,000	63%	5,200,000	85%
R. de la Vega	800,000	15%	1,250,000	24%	3,250,000	61%	5,300,000	85%
J. Stankey	830,000	13%	1,300,000	21%	4,200,000	66%	6,330,000	87%
Avg Other NEOs	807,500	14%	1,243,750	22%	3,650,000	64%	5,701,250	86%

(1)	Long Term grants of Performance Shares are paid out, subject to meeting performance objectives, in 50% cash and 50% shares. Excludes special retention grants of restricted stock of approximately $3,000,000 to Messrs. Lindner and Cicconi and $4,000,000 to Messrs. de la Vega and Stankey.

Incentive Compensation – A Balanced Approach to Manage Risk to the Stockholders

We appropriately balance incentive compensation between the accomplishment of short- and long-term corporate objectives. A key element in mitigating much of the risk in the compensation package is to ensure that a significant portion of compensation is based on the long-term performance of the Company. In doing so, the Company intentionally reduces the risk that employees will focus on short-term achievements to the detriment of the long-term sustainability of the Company. Further, we structure the short-term incentive compensation so that accomplishment of short-term corporate and business unit goals facilitates the accomplishment of long-term corporate goals. Both of these elements work together for the benefit of the Company and its stockholders.

The following chart details how incentive-based compensation is allocated between short-term and long-term compensation targets for the CEO and collectively for the other Named Executive Officers:

2009 Performance-Based Target Compensation Mix

Personal Benefits

As a Fortune 25 company (ranking 8th in 2009), personal benefits are an important tool in our overall compensation package, even though many of the underlying individual benefits are not financially significant. AT&T provides these elements to its executive officers for three main reasons:

—

To effectively compete for talent.    The majority of companies against which AT&T competes for talent provide personal benefits to their executives. According to a 2009 survey conducted by Hewitt, 92% of companies with revenues greater than $13.43 billion reported offering at least one form of perquisite to their executives. (Information is excerpted from Hewitt’s 2009 Executive Compensation Policies & Programs report representing data on Executive Compensation plans from approximately 400 companies, and does not constitute a recommendation from Hewitt.) Because the foundation of the employee-employer relationship is the compensation and benefits program, AT&T must have a program that is robust and competitive enough to attract and retain key talent.

—

To focus executive efforts towards meeting the needs of the business.    Leading a Fortune 25 company that provides industry leading services to its customers 24 hours a day requires the full-time commitment of our leaders. Our executive officers are required to be available for Company needs at all hours of the day. To that end, we provide them the tools to conduct Company business at any time, even when out of the office. We believe the true value of benefits that allow the Company to have greater access to our executive officers should not be measured solely in terms of financial cost, but rather the value they bring to the Company through maximized officer productivity and availability.

—

To provide for the safety, security and personal health of executives.    Employees are the Company’s greatest asset. Our leaders are charged to care for the long term health of the Company. In order to do so, we provide certain personal benefits to provide for their safety and personal health.

Our executive benefits are outlined on page 43. To further align with the principles articulated by stockholder advocacy groups, the Conference Board, and the market, we are eliminating income tax gross-ups for executive officers, reducing post-employment financial counseling periods, paying dividend equivalents on performance shares after the performance achievement has been determined and only on the number of performance shares earned, and are closing the SERP to new participants, except in rare instances. We will continue to revisit our personal benefits going forward based on market and governance trends.

Independent Compensation Consultant

The Human Resources Committee is authorized by its charter to employ independent compensation consultants and other advisors. Michael Lackey, Managing Director of Total Rewards Strategies, serves as the Committee’s independent consultant and, from time to time, provides advice to the Corporate Governance and Nominating Committee. Total Rewards Strategies and Michael Lackey provide no other services to AT&T. Mr. Lackey has served as the Committee’s consultant since 2002.

Mr. Lackey reports directly to the Human Resources Committee, who reviews the fees paid to Total Rewards Strategies and sets the consulting budget. Mr. Lackey’s relationship with management is one of receiving the necessary information to conduct his analyses and providing information to distribute to the Committee.

Following is a description of Mr. Lackey’s duties as the Committee’s consultant:

—	Attends all Human Resources Committee meetings;
—	Provides information, research, and analysis pertaining to executive compensation and benefits;
—	Regularly updates the Committee on market trends, changing practices, and legislation pertaining to compensation and benefits;
—	Reviews the Company’s executive compensation strategy and program to ensure appropriateness and market-competitiveness;
—	Makes recommendations for the design of the compensation program and the balance of pay-for-performance elements;
—	Reviews market data and makes recommendations for establishing the market rates for jobs held by senior leaders;
—	Analyzes compensation from other companies’ proxy and financial statements for the Committee’s review when making compensation decisions;
—	Assists the Committee in making pay determinations for the Chief Executive Officer; and
—	Advises the Committee on the appropriate comparator groups for compensation and benefits as well as the appropriate peer group against which to measure long-term performance.

Determining Competitive Pay Levels

AT&T has a market-based compensation program and we believe that a job’s value is determined by what we have to pay to remain competitive, based on publicly-available compensation data for like positions at companies with which we compete for talent.

Since we have a market-based compensation program, the starting point for determining compensation levels begins with an evaluation of market data. Market data for key officers is derived from proxy compensation data and third-party compensation survey databases. Mr. Lackey compiles both proxy and compensation survey data for the comparator companies (approved by the Committee, and discussed below). The use of multiple sources of information and comparator groups ensures sufficient data that will accurately reflect the competitive market and provide consistent and reliable market rates developed annually by the consultant.

Following are the 2009 comparator groups used by Mr. Lackey in making market rate recommendations for officers. These companies are selected based on similarity to AT&T in terms of size and/or industry, ability of the Company to compete with AT&T for talent, and similarity to jobs at AT&T in terms of complexity and scope of officer positions.

2009 Comparator Groups Used by Compensation Consultant
Type of Group	Companies in Group
A comparator group of 20 companies in the technology, telecommunications and entertainment industries selected by the consultant in consultation with the Committee	Boeing, Cisco Systems, Comcast, Dell, General Electric, Hewlett-Packard, Honeywell, IBM, Intel, Johnson Controls, Lockheed Martin, Microsoft, Motorola, News Corp, Qwest Communications, Sprint, Time Warner, United Technologies, Verizon Communications, Walt Disney

Top 25 companies included in the Fortune 500 index, adjusted to eliminate AT&T and investment banking, investment holding/management and privately owned companies	AmerisourceBergen, Boeing, Cardinal Health, Chevron, ConocoPhillips, Costco Wholesale, CVS Caremark, Dell, Exxon Mobil, Ford Motor, General Electric, General Motors, Hewlett-Packard, Home Depot, IBM, Johnson & Johnson, Kroger, McKesson, Procter & Gamble, Target, UnitedHealth Group, Valero Energy, Verizon Communications, Wal-Mart Stores, Wellpoint

Top 50 companies included in the Fortune 500 index, adjusted to eliminate AT&T and investment banking, investment holding/management and privately owned companies	Includes companies in the top 25 companies above, and the following: Altria Group, Archer Daniels Midland, Best Buy, Caterpillar, Dow Chemical, Intel, Kraft Foods, Lockheed Martin, Lowe’s, Marathon Oil, Medco Health Solutions, Microsoft, Motorola, PepsiCo, Pfizer, Safeway, Sears Holdings, Sprint , Sunoco, Supervalu, Time Warner, United Parcel Service, United Technologies, Walgreens, Walt Disney

Telecommunications and cable companies	Comcast, Motorola, Qwest Communications, Sprint, Time Warner, Verizon Communications

The percentiles of the market for which Mr. Lackey collects data are shown in the following table. Base salary and long-term targets are targeted to the market 50th percentile. Total target cash compensation (the sum of base pay and short-term incentive target) approximates the 62nd percentile of the market, consistent with our position as a market leader.

Percentiles of Market Used by Consultant in 2009
Base Salary	50th percentile of the market
Total Annual Target Cash Compensation (Short-Term Incentive Target Plus Base Salary)	62nd percentile of the market
Long-Term Incentive Target Compensation	50th percentile of the market

In making the market recommendations to present to the Committee, Mr. Lackey reviews both the proxy and the survey compensation data, at the percentiles of the market assigned by the Committee. Mr. Lackey applies his judgment and experience to the relevant data to make preliminary market value recommendations for each executive officer position. Prior to presenting the market values to the Committee, Mr. Lackey meets with the CEO and other members of management to discuss his market value recommendations for persons other than the CEO and to obtain their views on the relative value of each position at AT&T as well as differences in responsibilities between AT&T jobs and those in the comparator groups. Based on this detailed analysis, AT&T-specific market values are established for each executive officer position.

After the discussion with management, Mr. Lackey presents the AT&T-specific market values to the Committee. These recommendations become a reference point for the Committee’s determination of actual compensation levels.

Determining Target Compensation Levels

Annually, the Committee meets to set compensation for officers, including the Named Executive Officers, with the advice of the consultant. In setting compensation levels, the Committee reviews the AT&T-specific market values provided by Mr. Lackey along with the CEO’s compensation recommendations for the other executive officers. The market values contain a base salary component and short- and long-term incentive target award components. The CEO bases his compensation recommendations on his judgment of the skills, experience, responsibilities, and achievements of each executive officer, as well as the officer’s current compensation relative to the AT&T-specific market value of his/her job. The Committee believes that input from both the CEO and Mr. Lackey provides useful information and points of view to assist them in determining the appropriate levels of pay. Once the AT&T-specific market values have been determined and the Committee has been provided input from the CEO and Mr. Lackey, the Committee applies its own judgment and experience to approve compensation for the coming year, including base pay levels and short- and long-term incentive compensation targets. The Committee may determine that executives with significant experience and responsibilities, who demonstrate exemplary performance, be paid more than the AT&T-specific market values recommended by Mr. Lackey, while less experienced executives may be paid less than the AT&T-specific market values. To determine the compensation for the CEO, the Committee again uses its judgment of his skills, experience, responsibilities, achievements, and current compensation, along with Mr. Lackey’s market recommendations.

2009 Compensation

Annual Base Salaries

Because of the negative effects of the economy and the resulting impact on our performance, the Committee determined to forego 2009 base salary increases for our executive officers, including all of the Named Executive Officers, as well as many other managers. The differences in the 2008 and 2009 salaries reported in the Summary Compensation Table are because the 2008 increases did not occur until March of that year.

Short-Term Incentives

Each year, the Committee establishes a target award for each executive officer based on AT&T-specific market values provided by the consultant and recommendations from the CEO (other than for his own compensation). In 2009, the Committee revised the short-term program to emphasize overall results of the Company by establishing one set of performance objectives for each of our executive officers. The Committee believes that individual business units are more effective for stockholders when they are managed to the key objectives of the Company. Under this program, potential payouts range from 0% to 200% of the target award. The key performance objectives include three performance metrics and related target ranges that the executives are expected to achieve, which are shown in the following table.

2009 Operating Metric	Target	Target Range	2009 Actual Results
Consolidated Revenues	$125.9 billion	$107.0 – $144.8 billion	$123.0 billion

Earnings per Share	$2.00 per share	$1.50 – $2.50 per share	$2.12 per share

Free Cash Flow *	$11.904 billion	$8.928 – $14.880 billion	$17.1 billion

*	Cash from operations minus capital expenditures

The Committee believes that fixed formulas may often lead to unintended results when determining award payouts, especially where the results, favorable or not, are influenced by unexpected and uncontrollable outside forces. In determining the final payouts, the Committee gives weight to the achievement of the performance objectives, the overall performance of the Company, and the individual performance of each executive officer. In evaluating executive officers that report to the CEO, the Committee will also give weight to the CEO’s recommendations. If none of the key performance objectives are achieved, no payout is made.

2009 Short-Term Payouts

Named Executive Officer	Target Award ($000)	Actual Award ($000)
Randall L. Stephenson	$4,850	$5,850
Richard G. Lindner	$1,275	$1,500
James W. Cicconi	$1,150	$1,350
Rafael de la Vega	$1,250	$1,500
John T. Stankey	$1,300	$1,500

The Committee determined that in 2009 the Company achieved the target ranges for each of the 2009 performance metrics, and in the case of free cash flow, the Company significantly exceeded the target range, permitting payout of the short-term awards. The Committee then reviewed the Company’s overall performance as well as the individual achievements of each of the Named Executive Officers, as described below:

Randall L. Stephenson

Under Mr. Stephenson’s leadership, AT&T led the industry in wireless customer additions and smartphone share, global business, and local search, and made strategic investments to drive future market performance. Despite a challenging economy, AT&T produced stable margins and earnings through strong market performance and aggressive cost management, delivered Company-record cash flows, and generated total stockholder returns of 4.8% including $9.7 billion in dividends. Internally, Mr. Stephenson implemented programs to develop all levels of management including an externally-recognized diversity program, and he guided the Company through twenty-four labor agreements that broke new ground in medical cost sharing without business disruption. In the community, Mr. Stephenson initiated a job shadowing program to reduce high school drop-out rates, and the Company launched an alternative-fuel vehicle program to support the environment. All of Mr. Stephenson’s accomplishments culminated with Fortune magazine naming AT&T as the #1 Most Admired Telecom in the World.

Richard G. Lindner

Despite a challenging economy, Mr. Lindner, AT&T’s Chief Financial Officer, guided the Company to stable revenue, margins and earnings while increasing free cash flow 28.4% over 2008 to a Company-record $17.1 billion. Under his financial leadership, AT&T achieved a total stockholder return of 4.8%, strengthened the balance sheet with a $4.9 billion reduction in net debt, and maintained an “A” credit rating.

James W. Cicconi

While leading external and legislative affairs, Mr. Cicconi effectively articulated the Company’s position on net neutrality, new regulations impacting the highly competitive wireless industry, and other legislative activities that could adversely affect the Company and the industry, emphasizing that legislators and regulators who implement policy should encourage investment and economic growth.

Rafael de la Vega

Under Mr. de la Vega’s leadership, AT&T Mobility posted six consecutive quarters of year-over-year improvement in subscriber churn while leading the industry in smartphone market share, post-paid revenue per user, subscriber additions, and wireless data revenue growth. He also positioned AT&T for future wireless growth through the successful launch of our emerging devices initiative. Mr. de la Vega nearly doubled subscribers of U-verse to 2.1 million, refined U-verse processes, and enhanced the customer experience, earning AT&T the JD Power #1 video service award in the West and South regions for the second consecutive year.

John T. Stankey

Mr. Stankey led the technology evolution from legacy-based products and services to advanced network and operational platforms, increasing investment in growth initiatives such as enhancing the wireless network to accommodate a quadrupling of wireless data volumes, expanding 3G coverage to 75% of the U.S. population, mapping a path to 4G wireless networks, and growing the U-verse footprint to 22.8 million eligible homes. Mr. Stankey also reduced costs in his legacy operations to fund growth in wireless and video solutions, outperforming his expense objective by $1 billion.

Long-Term Incentives

As noted in the Conference Board report, to put “[t]oo much focus on the short term in the wrong business model can lead to reward for current performance, but fail to promote the Company’s business strategy over the long term.” Because AT&T values long-term performance and to ensure that our compensation program does not incent executives to take excessive risks in pursuit of short-term results, the long-term component is a significant part of an officer’s compensation package. Long-term awards directly link the interests of officers to those of stockholders, since the awards are tied directly to the price of AT&T stock. In 2009, the Committee granted long-term compensation solely in the form of performance shares, as described below.

Each performance share is equal in value to one share of our common stock and is paid out at the end of the performance period (typically three years) based on the extent to which the performance goals are met. Awards made in 2009 and before earn quarterly dividend equivalents equal to the dividends on our common stock. Beginning with the 2010 grants, dividend equivalents will be paid after the end of the performance period and only on the number of performance shares actually earned.

The value of performance shares fluctuates directly with changes in the price of our common stock, which aligns managers’ interests directly with stockholders’ interests. Performance shares are paid out only to the extent that specific financial and/or operational objectives are achieved. No payout is made if minimum objectives are not met. Payouts are typically made in equal amounts of cash and stock; payouts made in cash help reduce dilution. Beginning with grants made in 2010, performance shares granted to officers will be paid in cash (assuming appropriate performance targets have been met). Performance shares paid in cash are valued at the price of a share of AT&T common stock at the date the award payout is approved. If a performance share recipient terminates employment and is not retirement eligible, the recipient may receive no more than a pro-rata portion of the award. An executive officer may be retirement eligible for purposes of performance shares if the officer meets the “modified rule of 75,” which requires certain combinations of age and service that total at least 75, or if the officer is age 55 or older with at least five years of service. Retirees are eligible to receive the same payout as if they were still employed as of the date of payout, without any pro-rata reduction.

Performance Measures and Payout Targets Set in 2009:

2009 Performance Share Grants by the Committee (2009 – 2011 Performance Period)

Officer	Grant Date Values ($) (amounts are rounded)	Performance Measure
		Return on Invested Capital	Total Stockholder Return vs. AT&T Telecommunications Peer Group
Stephenson	12,000,000
Lindner	3,900,000
Cicconi	3,250,000	75% of Grant	25% of Grant
de la Vega	3,250,000
Stankey	4,200,000

In 2009, the Committee granted the Named Executive Officers long-term incentives in the form of performance shares for the 2009-2011 performance period. Grant values were set using the AT&T-specific market values as a guideline. While the grant values of each of the 2009 awards equaled or exceeded the 2008 awards, in certain cases the Committee granted less than the AT&T-specific market values where the Named Executive Officer’s tenure in his position did not warrant the full amount. No grant values exceeded the AT&T-specific market rates. The Committee determined that the performance measure for 75% of the Performance Shares would be Return on Invested Capital and the measure for the remaining 25% would be based on a comparison of AT&T’s Total Stockholder Return compared to a telecommunications peer group.

We calculate Return on Invested Capital (“ROIC”) by averaging over the three-year performance period: (1) our annual net income before extraordinary items plus after-tax interest expense, divided by (2) the total of the average debt and average stockholder equity for the relevant year. For mergers and acquisitions over $2 billion, we exclude the dilutive impacts of intangible amortization, asset write-offs, and accelerated depreciation so that significant transactions that are not contemplated in the determination of a performance measure will not have an impact on the results. We chose ROIC as the appropriate measure because it is widely used by comparator companies and encourages our managers to focus not only on net income, but also to ensure that the Company’s capital is invested effectively and stockholder value is created. At the end of the performance period, the number of performance shares to be paid out, if any, is determined by comparing the actual performance of the Company against the performance objectives, which were set forth as a range of results. The ROIC target range for the 2009-2011 performance period was set above our cost of capital; a target that we believe is aggressive in light of the economic environment, but attainable. For performance above or below the performance target range, the number of performance shares are increased or reduced, respectively. Potential payouts range from 0% to 150% of the target number of performance shares granted.

The Total Stockholder Return (“TSR”) measure compares the total stockholder return (stock appreciation plus reinvestment of dividends) of AT&T to that of companies in the AT&T Telecommunications Peer Group. This peer group is made up of companies in the North American Telecommunications Index, excluding equipment manufacturers and companies with a market capitalization of under $10 billion, and adding the Dow Jones Industrial Average along with several cable, satellite and international companies not already in the Index. The AT&T Telecommunications Peer Group used for 2009 grants consisted of América Móvil S.A.B. de C.V.; BCE Inc.; BT Group plc; Comcast Corporation; Deutsche Telekom AG; DirecTV Group Inc.; Telefónica S.A.; Teléfonos de México S.A.B. de C.V; Time Warner Cable, Inc.; Verizon Communications Inc.; Vodafone Group plc; and the Dow Jones Industrial Average.

The following chart shows the potential payouts based on total stockholder return of AT&T as compared to companies in the peer group:

AT&T Total Stockholder Return compared to the AT&T Telecommunications Peer Group (2009 – 2011 Performance Period)

Ranking	Payout Percentage
AT&T is the top company	200%
AT&T in 80 - 99th percentile	150%
AT&T in 60 - 79.99th percentile	125%
AT&T in 40 - 59.99th percentile	100%
AT&T in 20 - 39.99th percentile	50%
AT&T is below the 20th percentile	0%
If AT&T’s total stockholder return is negative, the payout percentage is capped at 90% (applies to performance at the 40th percentile or higher).

Results for the 2007-2009 Performance Period:    ROIC was used as the performance measure for grants made to our executive officers, including the Named Executive Officers, for the 2007 – 2009 performance period. Mr. Stephenson received an additional grant of performance shares with his June 2007 appointment as CEO with the performance measure for 75% of the additional performance shares based on ROIC and the remaining 25% based on TSR, using the AT&T Telecommunications Peer Group for 2007 (excluding Alltel, which was acquired by another peer group member in 2009).

For the 2007-2009 performance period, the Committee set the ROIC target range well above our cost of capital, which represented an aggressive, yet achievable, target. After conclusion of the performance period, the Committee determined that the Company’s results fell in the ROIC target range and directed that 100% of the related performance shares be distributed. With regard to the performance shares tied to the TSR target, the Committee determined that the Company was in the third quartile of the index, which would have permitted a payout of 50% of the related performance shares. However, because AT&T’s TSR was negative, the payout was further reduced to 40%. (The complete TSR payout table for the 2007 award is shown in the Company’s 2008 Proxy Statement.) In addition, because the value of the performance shares are dependent upon the stock price, the decrease in the stock price since the original grant date further reduced the value of the actual payouts significantly, as shown below.

Executive Officer	Performance Measure(s)		Value at Grant ($000)	Performance Payout %	% Chg in Stock Price *		Value at Payout ($000)	Approx. % of Grant Value Realized
Stephenson [1] COO Grant [2] CEO Grant	100% ROIC	[1]	$5,676	100%	(31%	)	$3,941	69%
	75%ROIC/ 25%TSR [2]		$5,526	85%			$2,943	53%
	Total		$11,202	92.5%			$6,884	61%
Lindner	100% ROIC		$3,320	100%			$2,305	69%
Cicconi	100% ROIC		$3,320	100%			$2,305	69%
de la Vega	100% ROIC		$3,280	100%			$2,264	69%
Stankey	100% ROIC		$3,508	100%			$2,426	69%

*	From the date of grant (Jan. 25, 2007) through the date the distribution was approved (Jan. 28, 2010).

Review of Mr. Stephenson’s Compensation Set Forth in the Summary Compensation Table

The following table shows Mr. Stephenson’s total compensation as reported in the Summary Compensation Table for each of 2007, 2008, and 2009.

CEO Summary Compensation Table History

[1]

Mr. Stephenson became CEO June 1, 2007. Had his CEO pay package been in effect the entire year, his estimated Summary Compensation Table value would have been approximately $28.5M in 2007, $16.0M in 2008 and $29.6M in 2009. (The estimated increase in 2007 compensation would have increased stock options that Mr. Stephenson would have received in 2008 under the deferral plan by approximately $0.1M, as well as increase the year over year change in pension value in both 2008 and 2009 by approximately $0.1M in 2008 and $0.4M in 2009.)

Key points to note with respect to Mr. Stephenson’s 2007 – 2009 reported compensation are as follows:

—	Mr. Stephenson’s annual base salary and short- and long-term incentive targets remained relatively consistent from his appointment in 2007 as CEO through 2009, with no change at all from 2008 to 2009.

—

Mr. Stephenson’s 2008 compensation was an anomaly, resulting from his declining, with the Committee’s concurrence, the short- term award he earned in 2008. Because he received no award, the 2008 year-over-year change in the present value of Mr. Stephenson’s projected future pension benefits was much lower than it was in 2007 and 2009.

—

Because 2008 was an anomaly, Mr. Stephenson’s 2009 compensation is more appropriately compared to 2007. Had Mr. Stephenson’s CEO pay package been in effect for all of 2007, his reported compensation would have been $28.5 million, comparable with 2009. Mr. Stephenson’s 2009 compensation as reported was $4.2 million higher than it was for 2007. Over 80% of this difference is attributable to changes in the discount rate assumptions used in calculating the year-over-year change in his projected future pension benefits.

—

For determining the change in projected future pension benefits, we use the same discount rate as used to accrue the accounting liability for Mr. Stephenson’s pension benefits under GAAP. This GAAP rate is also used to determine any lump sum payment to Mr. Stephenson under the non-qualified pension plans and is less advantageous than the discount rate that applies to employees who receive lump sum benefits under the qualified pension plan.

—

By comparison to his reported compensation of $29.2 million, Mr. Stephenson actually received approximately $8.3 million in 2009, consisting of his 2009 base salary, 2006 long-term award distribution, 2009 dividend equivalents on outstanding performance share grants, and employee benefits (determined based on taxable income, without regard to deferred compensation).

Restricted Stock Grants

Mr. de la Vega is responsible for all consumer products and services and represents AT&T’s entire wireless business to industry and financial markets. Mr. Stankey is responsible for AT&T’s research and development, architecture and planning, engineering, network operations, information technology and corporate shared services. Both of these executives possess significant knowledge not only of AT&T’s strategy and operations but also of the telecommunications industry in general. They each manage significant portions of AT&T’s business and are considered critical to both the short- and long-term success of the Company.

As a result, Mr. Stephenson and the Committee wanted to establish a strong retention program for Messrs. de la Vega and Stankey. Mr. Stephenson recommended, and the Committee approved, a grant of $4 million in restricted stock to each executive as an incentive to remain employed with the Company. Mr. de la Vega’s grant vests in November of 2012 and Mr. Stankey’s grant vests in November of 2014.

In addition to the above, the Committee made restricted stock grants valued at approximately $3 million to each of Messrs. Cicconi and Lindner to encourage their continued employment with AT&T. Mr. Cicconi is responsible for advancing the Company’s regulatory and legislative goals at the federal, state, and local level and for the Company’s public policies. Mr. Lindner is the Chief Financial Officer of AT&T and is responsible for the Company’s accounting and financial reporting as well as its treasury functions – including the Company’s participation in the debt market and financial support for its business units. Our business relies upon the knowledge and expertise of these individuals and the Committee granted these awards to retain their services. Two-thirds of their awards will vest in January of 2011 and the remaining one-third will vest in January of 2012.

Messrs. Cicconi, de la Vega and Lindner are all retirement eligible.

Deferral Opportunities, Pensions and Other Benefits

Deferral Opportunities:    We believe that in order to remain competitive in the employment market, it is appropriate to offer deferral plans and other benefits. Our deferral plans provide retention incentives by giving mid-level and above managers the opportunity to receive tax-advantaged savings. In addition, we use our deferral plans as a way to encourage our managers to invest in and hold AT&T stock. Our tax-qualified 401(k) plans offer substantially all employees the opportunity to defer income through a tax-advantaged program, including investing in AT&T stock. We match 80% of the employee contributions, limited to the first 6% of compensation (only base salary is matched for officers).

Our principal nonqualified deferral program is the Stock Purchase and Deferral Plan. Under that plan, mid-level managers and above may annually elect to defer up to 30% of their salary and annual bonus (officer level managers, including the Named Executive Officers, may contribute up to 95% of their annual bonus) into monthly purchases of AT&T stock at fair market value on a deferred basis. For each share purchased, the participant receives two stock options with a grant price equal to the fair market value of the stock when the options are issued. In addition, participants receive matching shares in AT&T stock, reduced by any match they could have received in a 401(k) plan. Officer level employees do not receive matching shares on the contribution of their bonuses.

Managers may also defer cash compensation in the form of salaries and bonuses through the Cash Deferral Plan. The Cash Deferral Plan pays interest at the Moody’s Long-Term Corporate Bond Yield Average, reset annually, which is a common index used by companies for deferral plans. The SEC requires disclosure in the “Summary Compensation Table” of earnings on deferred compensation that exceed an amount set by the SEC. Our interest rate, over time, approximates the SEC rate. These plans are described more fully under the “Nonqualified Deferred Compensation” table.

Personal Benefits:    We provide our executive officers with various personal benefits, including an automobile allowance and maintenance, which is an important recruiting and retention tool; club memberships, which afford our executives the opportunity to conduct business in a more informal environment; home security for the safety and security of our executives; tax preparation, estate planning, and financial counseling, which allow our executives to focus more on the business; and executive disability benefits. The financial counseling benefit provides financial counselors, who assist the Company by ensuring that our executives understand and comply with plan requirements. We also provide our executives communications and entertainment products and services, which are typically offered by AT&T at little or no incremental cost. We permit our executives to occasionally use Company aircraft for personal reasons, which allows for the efficient use of their time and for them to privately conduct Company business at any time. We also provide executive death benefits. More information on death benefits may be found on page 57 in the narrative following the “Pension Benefit” table.

We also provide our executive officers a supplemental health plan for which the executives pay a portion of the premiums. The plan acts in conjunction with the Company’s health plan. For active officers, it is a consumer-driven health plan that encourages our executive officers to be cost-conscious consumers of health care services.

As noted above, beginning in 2010, each executive officer will be responsible for any taxes that result from the use of these benefits. Previously we paid income and employment taxes that resulted from these programs, other than with respect to use of the aircraft, the automobile allowance and home security. We also previously paid taxes relating to our payment of life insurance premiums on executive-owned insurance or the value of the coverage on Company-owned policies. There are no tax consequences from the supplemental health plan.

Certain of these benefits are also offered as post-retirement benefits to persons who meet age and service requirements. Additional information on these post-retirement benefits can be found on page 56, in the narrative following the “Pension Benefits” table.

Pensions:    We offer a tax-qualified group pension plan as well as supplemental retirement benefits under nonqualified pension plans to our executive officers. We believe these benefits, which are often offered by other companies, act as a retention tool and allow us to remain competitive in recruiting and retaining employees. Additional information on these pension benefits may be found on page  53, in the narrative following the “Pension Benefit” table.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for the CEO, other executive officers, and all other officer level employees. The guidelines were increased in 2005 to a minimum level of ownership of five times base salary for the CEO and were continued at the lesser of three times base salary or 50,000 shares for other executive officers and the lesser of one times base salary or 25,000 shares for all other officers. Newly appointed officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Holdings of the Named Executive Officers as of December 31, 2009, can be found in the “Common Stock Ownership” section on page 12.

Limit on Deductibility of Certain Compensation

Federal income tax law prohibits publicly held companies, such as AT&T, from deducting certain compensation paid to a Named Executive Officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of AT&T and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable short- and long-term compensation to be deductible, the Committee makes these awards under stockholder-approved incentive plans to the extent practical.

Similarly, gains on stock option exercises may be deductible if granted under a stockholder-approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation that are not tied to performance are not deductible to the extent they exceed the $1 million limit.

Policy on Restitution

The Company intends, in appropriate circumstances, to seek restitution of any bonus, commission, or other compensation received by an employee as a result of such employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Employment Contracts and Change in Control Severance Plan

We have an employment contract with Mr. de la Vega. The material provisions of this contract are discussed following the “Grants of Plan-Based Awards” table, on page 48.

Our executive officers are eligible to participate in the Change in Control Severance Plan, which is more fully described on page 61. We believe these types of plans are necessary to ensure that participants receive certain benefits in the event of a change in control of the Company, and to allow the participating officers to focus on their duties during an acquisition. The plan is not intended to replace or affect other compensation elements.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AT&T’s Annual Report on Form 10-K and Proxy Statement for filing with the SEC.

February 12, 2010	The Human Resources Committee:
	Gilbert F. Amelio, Chairman	James H. Blanchard
	William F. Aldinger III	Patricia P. Upton

Compensation Tables

The table below contains information concerning the compensation provided to the Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer, and the other most highly compensated executive officers of AT&T (the “Named Executive Officers”). Compensation information is provided for the years each person in the table was a Named Executive Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
R. Stephenson (5)	2009	1,450,000	0	11,999,991	75,834	5,850,000	8,990,049	864,632	29,230,506
Chairman, CEO & President	2008	1,420,833	0	11,999,989	1,222,989	0	764,772	376,248	15,784,831
	2007	1,158,583	648,750	11,202,105	921,389	3,851,250	7,023,299	225,903	25,031,279
R. Lindner (5)	2009	800,000	0	6,899,996	21,964	1,500,000	1,541,220	178,090	10,941,270
Sr. Exec. Vice President & CFO	2008	791,667	255,000	3,750,004	285,870	153,000	281,645	175,665	5,692,851
	2007	741,667	250,000	3,320,187	340,928	1,287,000	1,779,390	109,995	7,829,167
J. Cicconi (5)	2009	800,000	0	6,249,999	0	1,350,000	809,238	54,525	9,263,762
Sr. Exec. Vice Pres. External & Legislative Affairs
R. de la Vega (5)	2009	800,000	0	7,398,609	25,662	1,500,000	3,737,419	119,346	13,581,036
President & CEO, AT&T Mobility & Consumer Mkts.	2008	800,000	0	3,099,985	0	662,500	1,434,235	347,363	6,344,083
	2007	744,300	300,000	8,349,609	0	1,022,125	1,609,266	357,131	12,382,431
J. Stankey (5)	2009	830,000	0	8,327,162	6,566	1,500,000	2,213,795	155,625	13,033,148
President & CEO, AT&T Operations	2008	825,000	260,000	3,800,002	11,733	273,000	157,804	130,101	5,457,640
	2007	667,292	300,000	8,577,235	15,844	1,107,601	1,335,034	132,290	12,135,296

1.	The Named Executive Officers did not receive an increase in salary in 2009. The differences in the salaries for 2009 and 2008 result from salary increases normally occurring in March of each year. As a result, the 2008 amounts represent two months of the 2007 salary rate and ten months of the 2008 salary rate.

2.	Represents the grant date valuation of the awards under FASB ASC Topic 718. Assumptions used for determining the value of the stock and option awards reported in these columns are set forth in the relevant AT&T Annual Report to Stockholders in Note 12 to Consolidated Financial Statements, “Stock-Based Compensation.” Options are issued under the Stock Purchase and Deferral Plan, discussed in Note 5, below.

Included in this column are the grant date values of performance shares and restricted stock awards granted in 2009. The grant date values of the performance shares included in the table for 2009 were: Mr. Stephenson-$11,999,991; Mr. Lindner-$3,900,004; Mr. Cicconi and Mr. de la Vega-$3,250,007; and Mr. Stankey $4,200,008, each representing grant date value of the target awards. The number of performance shares distributed at the end of the performance period is dependent upon the achievement of performance goals. Depending upon such achievement, the potential payouts run from 0% of the target number of performance shares to a maximum payout of 162.5% of the target number. Because the performance shares are valued based on AT&T stock, the value of the award at distribution will be further affected by the price of AT&T stock at the time of distribution.

3.	Under this column, we are required to report deferred compensation earnings on salary and other incentive awards that the individual elects to defer to the extent the earnings exceed a market rate specified by SEC rules. For the Named Executive Officers, these amounts are as follows for 2009: Mr. Stephenson—$3,405; Mr. Lindner—$21,915; Mr. Cicconi—$1,411; Mr. de la Vega—$92,080; and Mr. Stankey—$2,778. All other amounts reported under this heading represent an increase in pension actuarial value during the reporting period. A significant portion of the increase in pension actuarial values reported for 2009 in this column was the result of a reduction in the assumed discount rate from 7.0% to 6.5%. Up to 44% of the increases in pension actuarial values resulted from this adjustment. The increase in pension actuarial value for each executive (and the corresponding increase attributable to the reduction in the discount rate) was: Mr. Stephenson—$8,986,644 ($1,818,491); Mr. Lindner—$1,519,305 ($506,908); Mr. Cicconi—$807,827 ($358,375); Mr. de la Vega—$3,645,339 ($313,570); and Mr. Stankey—$2,211,017 ($664,840).

4.	This column includes personal benefits, Company-paid life insurance premiums, tax reimbursements, and Company matching contributions to deferral plans for 2009.

In valuing personal benefits, AT&T uses the incremental cost to the Company of the benefit. To determine the incremental cost of aircraft usage, we multiply the number of hours of personal flight usage (including “deadhead” flights) by the hourly cost of fuel (Company average) and the hourly cost of maintenance (where such cost is based on hours of use), and we add per flight fees such as landing, ramp and hangar fees, catering, and crew travel costs. The aggregate incremental cost of personal benefits in 2009 provided to the Named Executive Officers was: Mr. Stephenson—$454,280; Mr. Lindner—$71,012; Mr. Cicconi—$35,750; Mr. de la Vega—$58,970; and Mr. Stankey—$106,582. (Included in the above personal benefits amounts are (1) financial counseling, including tax preparation and estate planning: Messrs. Stephenson, Lindner, Cicconi, and de la Vega—$14,000 and Mr. Stankey—$14,275; (2) auto benefits: Mr. Stephenson—$26,591; Mr. Lindner—$14,286; Mr. Cicconi—$13,636; Mr. de la Vega—$14,548; and Mr. Stankey—$14,595; (3) personal use of company aircraft: Mr. Stephenson—$86,045; Mr. Lindner—$16,831; Mr. Cicconi—$601; Mr. de la Vega—$7,157; and Mr. Stankey—$59,370; (4) supplemental health insurance premiums: Mr. Stephenson—$7,180; Mr. Lindner—$7,356; Mr. Cicconi— $5,244; Mr. de la Vega—$7,356; and Mr. Stankey—$5,244; (5) club memberships: Mr. Stephenson—$215,954; Mr. Lindner—$10,937; Mr. Cicconi—$0; Mr. de la Vega—$0; and Mr. Stankey—$9,897; (6) communications: Mr. Stephenson—$27,350; Mr. Lindner—$0; Mr. Cicconi—$1,242; Mr. de la Vega—$2,599; and Mr. Stankey—$485; (7) home security: Mr. Stephenson—$76,253; Mr. Lindner—$1,881; Mr. Cicconi—$1,027; Mr. de la Vega—$13,310; and Mr. Stankey—$2,716; and (8) relocation costs: Mr. Stephenson—$907 and Mr. Lindner—$5,721.)

Company-paid premiums on supplemental life insurance in 2009 were: Mr. Stephenson—$200,176 (see note below); Mr. Lindner—$55,125; Mr. Cicconi—$0; Mr. de la Vega—$8,778; and Mr. Stankey—$0.

Note: Mr. Stephenson was previously entitled to a Company-paid death benefit that he elected to be paid in the form of a 10-year annuity, which had a total cost of over $22 million. The annuity is described more fully under Other Post-Retirement Benefits on page 57. In 2009, Mr. Stephenson elected to forego the right to have this death benefit paid in the form of the annuity. In lieu of the annuity, his beneficiaries will now be eligible to receive a lesser lump-sum insurance payment of $7.2 million (if he dies while an active employee). Because of his election, the Company will no longer have the obligation to fund a 10-year annuity totaling over $22 million but will be obligated to make annual insurance premium payments, which for 2009 was approximately $200,000.

Beginning in 2010 we are eliminating tax gross-ups on personal benefits for executive officers. For 2009, we paid gross-ups on personal benefits. In the case of Mr. de la Vega only, the Company also paid a tax gross-up on life insurance premiums on a policy provided to him by BellSouth. The gross-up on this policy will also be discontinued in 2010. Total gross-ups for 2009 were: Mr. Stephenson—$140,576; Mr. Lindner—$13,553; Mr. Cicconi—$7,015; Mr. de la Vega—$13,198; and Mr. Stankey—$10,884.

The Company provides a matching contribution in the 401(k) plan and, to the extent the matching contributions would be subject to Federal limits, a limited match in the Stock Purchase and Deferral Plan, discussed in detail on page 59. Total matching contributions in 2009 were: Mr. Stephenson—$69,600; Mr. Lindner—$38,400; Mr. Cicconi—$11,760; Mr. de la Vega—$38,400; and Mr. Stankey—$38,159.

5.	Consistent with Company policy to encourage ownership of Company stock, certain of the Named Executive Officers deferred the following portions of their 2009 salary and/or non-equity incentive awards into the Stock Purchase and Deferral Plan to make monthly purchases of Company stock in the form of stock units based on the price of the underlying AT&T stock as follows: Mr. Stephenson—$435,000; Mr. Lindner—$48,000; Mr. Cicconi—$0; Mr. de la Vega—$219,375; and Mr. Stankey—$49,800. Each unit that the employee purchases is paid out in the form of a share of AT&T stock at the times elected by the employee. For each unit purchased, a participant receives two stock options along with limited matching contributions. The value of the stock options granted is included under “Option Awards,” and the value of the matching contributions is included under “All Other Compensation.” A more complete description of the plan may be found under “Nonqualified Deferred Compensation” on page 59.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephenson	1/29/09	0	4,850,000	9,700,000	242,817	485,633	789,154	–	–	–	11,999,991
	2/17/09	–	–	–	–	–	–	–	30,472	23.22	45,556
	6/15/09	–	–	–	–	–	–	–	14,627	24.63	30,278
Lindner	1/29/09	0	1,275,000	2,550,000	78,916	157,831	256,475	–	–	–	3,900,004
	1/29/09	–	–	–	–	–	–	121,408	–	–	2,999,992
	2/17/09	–	–	–	–	–	–	–	12,457	23.22	18,623
	6/15/09	–	–	–	–	–	–	–	1,614	24.63	3,341
Cicconi	1/29/09	0	1,150,000	2,300,000	65,763	131,526	213,730	–	–	–	3,250,007
	1/29/09	–	–	–	–	–	–	121,408	–	–	2,999,992
de la Vega	1/29/09	0	1,250,000	2,500,000	65,763	131,526	213,730	–	–	–	3,250,007
	6/15/09	–	–	–	–	–	–	–	12,397	24.63	25,662
	11/25/09	–	–	–	–	–	–	153,198	–	–	4,148,602
Stankey	1/29/09	0	1,300,000	2,600,000	84,986	169,972	276,205	–	–	–	4,200,008
	2/17/09	–	–	–	–	–	–	–	2,073	23.22	3,099
	6/15/09	–	–	–	–	–	–	–	1,675	24.63	3,467
	11/30/09	–	–	–	–	–	–	153,198	–	–	4,127,154
1.	Under these awards (discussed in the Compensation Discussion and Analysis on page 37), the Committee establishes a target award together with a maximum award equaling 200% of the target award. If the performance condition is met, the Committee intends to review the achievement of the performance objectives, the overall performance of the Company, and the individual performance of each officer to determine the appropriate payouts, not to exceed the maximum award. If the performance condition is not met, no award may be paid.
2.	Represents performance share awards discussed on page 38. The 2009 grants were determined by the Committee on the grant date, but only employees in an eligible position on February 10, 2009, received the award.
3.	Represents restricted stock grants discussed on page 42. The November 2009 grants were determined by the Committee on November 19, 2009, but were not effective until the respective recipient executed a non-solicitation and nondisclosure agreement, which execution date is shown above as the grant date.
4.	Represents stock options granted under the Stock Purchase and Deferral Plan, which is described under the “Nonqualified Deferred Compensation” table. Company matching shares issued under that plan are reported in the “Nonqualified Deferred Compensation” table and under “All Other Compensation” in the “Summary Compensation Table.”

Employment Contracts

Mr. de la Vega’s Agreement:    Mr. de la Vega has an employment contract that provides for his continued participation in the BellSouth SERP (see discussion on page 55) while he is employed by AT&T Mobility (formerly Cingular) and provides for certain benefits in the event of his termination of employment with AT&T Mobility. In connection with his transfer from BellSouth to what was then Cingular in 2003, BellSouth agreed to maintain Mr. de la Vega in the BellSouth SERP (described on page 52) while Mr. de la Vega was employed by Cingular. In addition, if Mr. de la Vega was terminated from Cingular for any reason, BellSouth would hire him back. If BellSouth failed to rehire Mr. de la Vega in a comparable position, or in the event Mr. de la Vega died or terminated employment because of disability before returning to BellSouth, Mr. de la Vega or his beneficiary, as applicable, would receive a lump sum payment equal to two times his salary and target bonus.

Outstanding Equity Awards at December 31, 2009

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
R. Stephenson	22,846	–	39.2500	1/28/10
	1,233	–	42.1875	2/1/10
	7,519	–	43.6875	8/1/10
	20,313	–	46.6875	1/26/11
	1,541	–	50.5500	2/1/11
	4,877	–	42.0500	6/1/11
	45,560	–	40.6000	7/2/11
	112,500	–	39.8900	11/19/11
	160,000	–	35.5200	1/25/12
	4,413	–	36.9600	2/1/12
	16,748	–	33.1500	6/1/12
	171,429	–	24.4400	1/31/13
	8,842	–	25.2800	2/1/13
	47,083	–	25.8000	5/31/13
	12,400	–	26.4600	1/31/14
	32,200	–	23.7400	5/30/14
	16,085	–	23.9200	1/30/15
	89,320	–	24.0100	6/15/15
	19,405	–	28.3200	2/15/16
	105,081	–	27.7300	6/15/16
	15,102	–	37.2300	2/15/17
	98,764	–	40.2800	6/15/17
	14,720	–	37.8800	2/15/18
	230,102	–	36.1700	6/16/18
	–	30,472	23.2200	2/17/19
	–	14,627	24.6300	6/15/19
08-10 Perf. Sh	–	–	–	–	–	–	311,769	8,738,885
09-11 Perf. Sh	–	–	–	–	–	–	485,633	13,612,293

R. Lindner	23,885	–	39.2500	1/28/10
	1,306	–	42.1875	2/1/10
	8,541	–	43.6875	8/1/10
	50,000	–	46.6875	1/26/11
	2,119	–	50.5500	2/1/11
	10,186	–	42.0500	6/1/11
	3,051	–	36.9600	2/1/12
	18,123	–	24.0100	6/15/15
	9,892	–	28.3200	2/15/16
	25,867	–	27.7300	6/15/16
	8,880	–	37.2300	2/15/17
	33,781	–	40.2800	6/15/17
	7,831	–	37.8800	2/15/18
	49,228	–	36.1700	6/16/18
	–	12,457	23.2200	2/17/19
	–	1,614	24.6300	6/15/19
08-10 Perf. Sh.	–	–	–	–	–	–	97,428	2,730,907
09-11 Perf. Sh.	–	–	–	–	–	–	157,831	4,424,003
09 Restricted Stock	–	–	–	–	121,408	3,403,066	–	–

Outstanding Equity Awards at December 31, 2009

Name	Option Awards (1)				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
J. Cicconi	33,964	–	89.3102	1/31/10
	28,976	–	79.7651	2/28/10
	61,652	–	40.4468	3/15/11
	41,105	–	39.1911	7/2/11
	150,516	–	33.6709	2/19/12
	188,145	–	28.6828	9/19/12
08-10 Perf. Sh.	–	–	–	–	–	–	84,438	2,366,797
09-11 Perf. Sh.	–	–	–	–	–	–	131,526	3,686,674
09 Restricted Stock	–	–	–	–	121,408	3,403,066	–	–

R. de la Vega	63,202	–	34.4600	2/1/10
	69,430	–	31.8900	2/1/11
	3,289	–	30.3900	4/23/11
	141,377	–	29.4500	3/1/12
	4,311	–	23.1900	4/22/12
	70,755	–	21.2000	11/25/12
	77,512	–	16.4200	3/3/13
	5,464	–	18.3000	4/28/13
	–	12,397	24.6300	6/15/19
08-10 Perf. Sh.	–	–	–	–	–	–	80,540	2,257,536
09-11 Perf.Sh.	–	–	–	–	–	–	131,526	3,686,674
07 Restricted Stock	–	–	–	–	124,440	3,488,053	–	–
09 Restricted Stock	–	–	–	–	153,198	4,294,140	–	–

J. Stankey	10,000	–	39.2500	1/28/10
	408	–	43.6875	8/1/10
	20,625	–	46.6875	1/26/11
	245	–	50.5500	2/1/11
	2,669	–	42.0500	6/1/11
	20,625	–	39.8900	11/19/11
	33,000	–	35.5200	1/25/12
	1,559	–	36.9600	2/1/12
	2,513	–	33.1500	6/1/12
	53,905	–	24.4400	1/31/13
	2,807	–	25.2800	2/1/13
	654	–	25.8000	5/31/13
	1,439	–	26.4600	1/31/14
	7,993	–	23.7400	5/30/14
	4,168	–	23.9200	1/30/15
	1,059	–	24.0100	6/15/15
	1,661	–	28.3200	2/15/16
	934	–	27.7300	6/15/16
	1,337	–	37.2300	2/15/17
	794	–	40.2800	6/15/17
	1,234	–	37.8800	2/15/18
	1,073	–	36.1700	6/16/18
	–	2,073	23.2200	2/17/19
	–	1,675	24.6300	6/15/19
08-10 Perf. Sh	–		–	–	–	–	98,727	2,767,318
09-11 Perf. Sh.	–	–	–	–	–	–	169,972	4,764,315
07 Restricted Stock	–	–	–	–	124,440	3,488,053	–	–
09 Restricted Stock	–	–	–	–	153,198	4,294,140	–	–

1.	Options expire ten years after the grant date; however, option terms may be shortened due to the prior termination of employment of the holder. Options in the table vest as follows:

Option Expiration Date	Vesting
2/1/10, 8/1/10, 2/1/11, 6/1/11, 2/1/12, 6/1/12, 2/1/13, 5/31/13, 1/31/14, 5/30/14, 1/30/15, 6/15/15, 2/15/16, 6/15/16, 2/15/17, 6/15/17, 2/15/18, 6/16/18, 2/17/19, 6/15/19	These options are vested at issuance, but may not be exercised until the earlier of the first anniversary of the grant or the termination of employment of the option holder. These options are granted based upon the amount of purchases by mid-level and above managers in the Stock Purchase and Deferral Plan, (described in the “Grant of Plan-Based Awards Table”) and its predecessor the Stock Savings Plan, which has substantially the same terms.
1/28/10, 1/26/11, 7/2/11, 11/19/11, 1/25/12, 1/31/13	One-third of the options in each grant vested on the 1st, 2nd and 3rd anniversary of the grant.
4/23/11, 4/22/12, 4/28/13	These options vested 6 months after the grant date.
2/1/10, 2/1/11, 3/1/12, 3/3/13	These options vested 3 years after the grant date. (applies to Mr. de la Vega only)
11/25/12	One-half of these options vested 11/25/05 and one-half vested 11/25/06.
2/28/10, 3/15/11, 7/2/11, 2/19/12	These options vest 25% per year on the 1st, 2nd, 3rd, and 4th anniversary of the grant.
1/31/10	These options vested 50% on each of the 1st and 2nd anniversaries of the grant.
9/19/12	These options vested 25% on the 1st and 2nd anniversaries and 50% on the 3rd anniversary of the grant date.

2.	Mr. de la Vega’s and Mr. Stankey’s 2007 restricted stock grants vest as follows: 20% in 2010 and 40% in each of 2011 and 2012. Mr. Lindner’s and Mr. Cicconi’s 2009 restricted stock grants vest as follows: two-thirds in 2011 and one-third in 2012. Mr. de la Vega’s and Mr. Stankey’s 2009 restricted stock grants vest in 2012 and 2014, respectively.

3.	These columns represent the target number of performance shares and their related values based on the price of AT&T stock as of December 31, 2009. The actual number of shares paid out is dependent upon the achievement of the related performance objectives and approval of the Human Resources Committee; only performance shares where the performance period has not yet ended are included above. We are required by SEC rules to report these awards in these columns using the target amounts if the previous fiscal year’s performance did not exceed the target performance.

Option Exercises and Stock Vested During 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall L. Stephenson	0	0	269,524	6,883,650
Richard G. Lindner	0	0	90,247	2,304,908
James W. Cicconi	0	0	90,247	2,304,908
Rafael de la Vega	0	0	118,411	2,962,319
John T. Stankey	0	0	95,006	2,426,453

Pension Benefits (Estimated for 12/31/09)

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
R. Stephenson	Pension Benefit Plan	27	657,324	0
	Pension Benefit Make Up Plan	27	14,818	0
	SRIP	27	1,795,127	0
	SERP	27	28,631,192	0
R. Lindner	Pension Benefit Plan—Wireless Program	24	652,339	0
	Pension Benefit Plan	24	273,859	0
	SRIP	24	799,867	0
	SERP	24	6,933,448	0
J. Cicconi	Pension Benefit Plan—AT&T Legacy Management Program	11	335,875	0
	AT&T Corp. Excess Compensation and Benefits Plan	11	568,617	0
	AT&T Corp. Non-Qualified Pension Plan	11	889,450	0
	SERP	11	4,341,677	0
R. de la Vega (2)	Pension Benefit Plan—Wireless Program	35	69,581	0
	BellSouth SERP	35	11,726,722	0
J. Stankey	Pension Benefit Plan	24	524,533	0
	SRIP	24	250,282	0
	SERP	24	8,403,274	0

1.	Pension benefits reflected in the above table were determined using the methodology and material assumptions set forth in the 2009 AT&T Annual Report to Stockholders in Note 11 to Consolidated Financial Statements, “Pension and Postretirement Benefits,” except that, as required by SEC regulations, the assumed retirement age is the specified normal retirement age in the plan unless the plan provides a younger age at which benefits may be received without a discount based on age, in which case the younger age is used. For the Pension Benefit Plan and the Pension Benefit Make Up Plan, the assumed retirement age is the date a participant is at least age 55 and meets the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. For the Pension Benefit Plan—AT&T Legacy Management Program, the AT&T Corp. Excess Compensation and Benefits Plan and the AT&T Corp. Non-Qualified Pension Plan, we use an assumed retirement age of 65. For the Pension Benefit Plan— Wireless Program, the assumed retirement age for the career average formula is the date a participant is at least age 55 and meets the “modified rule of 75”, and age 65 for the cash balance formula. For the AT&T SRIP/SERP, the assumed retirement age is the earlier of the date the participant reaches age 60 or has 30 years of service (the age at which an employee may retire without discounts for age). For the BellSouth SERP, the assumed retirement age is the date the participant reaches age 62. If a participant has already surpassed the earlier of these dates, then the assumed retirement age used for purposes of this table is determined as of December 31, 2009.

For each of the Named Executive Officers, other than Mr. de la Vega, SERP/SRIP benefits in the table have been reduced for benefits available under the qualified plans and by a specified amount that approximates benefits available under other non-qualified plans included in the table.

2.	Mr. de la Vega took a total distribution of his qualified benefit in the BellSouth Personal Retirement Account when he transferred to AT&T Mobility in 2003 (then known as Cingular) and began accruing benefits under what is now the Pension Benefit Plan—Wireless Program. The benefit received under the BellSouth Personal Retirement Account and amounts in the Pension Benefit Plan—Wireless Program offset amounts accrued under his BellSouth SERP benefit. Mr. de la Vega will continue to earn benefits under the BellSouth SERP while he remains employed by AT&T Mobility, pursuant to his agreement with BellSouth. Although Mr. de la Vega is also eligible to participate in the AT&T SERP, he will not vest in the plan until 3/1/2011, at which time he will cease to earn further compensation and service credits under the BellSouth SERP. Any benefits that he would receive under the AT&T SERP would be reduced by a specified amount that approximates benefits available under the BellSouth SERP.

Pension Benefits and Other Post-Employment Compensation

Qualified Pension Plan

Like other large companies, we offer post-retirement benefits, in various forms, to nearly all our managers. The AT&T Pension Benefit Plan, a “qualified pension plan” under the Internal Revenue Code, covers nearly all of our employees and each of the Named Executive Officers. The applicable benefit accrual formula depends on the subsidiaries that have employed the participant.

The plan’s principal accrual formula covers substantially all AT&T managers other than persons that were employed by AT&T Corp., BellSouth, or AT&T Mobility (and their respective subsidiaries) prior to our respective acquisitions of those companies. It covers each of the Named Executive Officers other than Mr. de la Vega and Mr. Cicconi. This formula is referred to as the “Career Average Minimum” or “CAM” benefit and provides an annual benefit equal to 1.6% of the participant’s average pension-eligible compensation (generally, base pay, commissions, and annual bonuses, but not bonuses paid to officers) for the five years ended December 31, 1999, multiplied by the number of years of service through the end of the December 31, 1999, averaging period, plus 1.6% of the participant’s pension-eligible compensation thereafter. Employees who meet the “modified rule of 75” and are at least age 55 are eligible to retire without age or service discounts. The “modified rule of 75” establishes retirement eligibility when certain combinations of age and service equal or exceed 75. The plan includes a cash balance formula that was frozen, except for interest credits, on January 14, 2005. The cash balance formula provided an accrual equal to 5% of pension-eligible compensation plus monthly interest credits on the participant’s cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. Participants receive the greater of the benefit determined under the CAM formula or the frozen cash balance formula. The plan also permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity. For individuals hired on or after January 1, 2007 (2006 for our principal wireless subsidiaries), the pension benefit described in the preceding sentences has been replaced by an age-graded cash balance formula. To the extent the Internal Revenue Code places limits on the amounts that may be earned under a qualified pension plan, these amounts are paid under the nonqualified Pension Benefit Make Up Plan but only for periods prior to the person becoming vested under SRIP/SERP below. The Pension Benefit Make Up Plan benefit is paid in the form of a 10-year annuity or in a lump sum if the balance is less than $50,000.

Mr. de la Vega is covered by the AT&T Pension Benefit Plan—Wireless Program, which is part of the tax-qualified AT&T Pension Benefit Plan. This program covers employees of our principal wireless subsidiaries that were hired prior to 2006. The Wireless Program is the qualified pension plan previously offered by AT&T Mobility that was merged into the AT&T Pension Benefit Plan. Participants in the Wireless Program are generally entitled to receive a cash balance benefit equal to the monthly basic benefit credits of 5% of the participant’s pension-eligible compensation (generally, base pay, commissions, and group incentive awards, but not individual awards) plus monthly interest credits on the participant’s cash balance account. The interest rate for cash balance credits is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. In addition, Mr. Lindner, who was Chief Financial Officer for AT&T Mobility until 2004, has a balance in the Wireless Program but is no longer accruing benefits, although his pension benefits continue to receive monthly interest credits. The plan also permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or a lump sum calculated as the present value of the annuity.

Mr. Cicconi is covered by the AT&T Legacy Management Program under the AT&T Pension Benefit Plan, a non-contributory, cash balance pension plan that covers employees of AT&T Corp. that were hired prior to 2007. (The pre-acquisition AT&T Corp. qualified plan was merged into the AT&T plan under this program.) Each year, Mr. Cicconi’s cash balance account is credited with (a) 10% of his salary up to the Social Security wage base and 20% of his salary thereafter (this formula is applicable to employees who are age 55 or older), and (b) an interest credit based on the participant’s account balance as of the end of the prior year. The interest rate was 7% for 1999 and 2000, 5.5% for 2001 and 2002, and 4% thereafter. The plan also permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity.

Nonqualified Pension Plans

Employees are limited by tax law in the amount of benefit they may receive under a qualified pension plan. We offer our executive officers and other officers (who became officers prior to 2009) supplemental retirement benefits under the Supplemental Retirement Income Plan (“SRIP”) and its successor, the 2005 Supplemental Employee Retirement Plan (“SERP”) as an additional retention tool. Benefits under these nonqualified pension plans are reduced by any benefits due under other AT&T pension plans. These supplemental benefits are neither funded by nor are a part of the qualified pension plan. Each of the Named Executive Officers is eligible to receive these benefits. However, the Committee has determined to no longer allow new officers to participate in these supplemental retirement benefits, except in limited circumstances where the Committee deems it necessary to attract or retain key talent or for other appropriate business reasons. Instead, new officers will be granted restricted stock generally equal in value to one-year’s salary with a five year vesting period. If appropriate, new grants will be made during the officer’s employment.

As a result of changes in the tax laws, beginning December 31, 2004, participants ceased accruing benefits under the SRIP, the original supplemental plan. After December 31, 2004, benefits are earned under the SERP. Participants make separate distribution elections (annuity or lump sum) for benefits earned and vested before 2005 (under the SRIP) and for benefits accrued during and after 2005 (under the SERP). Elections for the portion of the pension that accrues in and after 2005, however, must be made when the officer first participates in the SERP. Vesting in the SERP requires five years of service (including four years of participation in the SERP). Each of the Named Executive Officers, except for Mr. de la Vega, is vested in the SERP.

Under the SRIP/SERP, the target annual retirement benefit is stated as a percentage of a participant’s annual salary and annual incentive bonus averaged over a specified averaging period described below. The percentage is increased by 0.715% for each year of actual service in excess of, or decreased by 1.43% (0.715% for mid-career hires) for each year of actual service below, 30 years of service for executive and other officers and 35 years of service for eligible, grandfathered senior managers. In the event the participant retires before reaching age 60, a discount of 0.5% for each month remaining until the participant attains age 60 is applied to reduce the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. None of the Named Executive Officers currently employed by the Company are eligible to retire without either an age or service discount. These benefits are also reduced by any amounts participants receive under a qualified pension plan and by a frozen, specific amount that approximates the amount they receive under our other nonqualified pension plans, calculated as if the benefits under these plans were paid in the form of an immediate annuity for life.

The salary and bonus used to determine their SRIP/SERP amount is the average of the participant’s salary and actual annual incentive bonuses earned during the 36-consecutive-month period that results in the highest average earnings that occurs during the 120 months preceding retirement. In some cases the Human Resources Committee may require the use of the target bonus, or a portion of the actual or target bonus, if it believes the actual bonus is not appropriate. The target retirement percentage for the Chief Executive Officer is 60%, and for other Named Executive Officers the target percentage ranges from 50% to 60%. Beginning in 2006, the target percentage is limited to 50% for all new participants (see note above on limiting new participants after

2008). If a benefit payment under the plan is delayed by the Company to comply with Federal tax rules, the delayed amounts will earn interest at the rate the Company uses to accrue the present value of the liability, and the interest will be included in the appropriate column(s) in the Pension Benefits table.

Participants may receive benefits as an annuity payable for the greater of the life of the participant or ten years. If the participant dies within ten years after leaving the Company, then payments for the balance of the ten years will be paid to the participant’s beneficiary. Alternatively, the participant may elect to have the annuity payable for life with 100% or 50% payable upon his death to his beneficiary for the beneficiary’s life. The amounts paid under each alternative (and the lump sum alternative described below) are actuarially equivalent. As noted above, separate distribution elections are made for pre-2005 benefits and 2005 and later benefits.

Participants may elect that upon retirement at age 55 or later to receive the actuarially determined net present value of the benefit as a lump sum, rather than in the form of an annuity. To determine the net present value, we use the discount rate used for determining the projected benefit obligation at December 31 of the second calendar year prior to the year of retirement. Participants may also elect to take all or part of the net present value over a fixed period of years elected by the participant, not to exceed 20 years, earning interest at the same discount rate. A participant is not permitted to receive more than 30% of the net present value of the benefit before the third anniversary of the termination of employment, unless he or she is at least 60 years old at termination, in which case the participant may receive 100% of the net present value of the benefit as early as six months after the termination of employment. Eligible participants electing to receive more than 30% of the net present value of the benefit within 36 months of their termination must enter into a written noncompetition agreement with us and agree to forfeit and repay the lump sum if they breach that agreement. Regardless of the payment form, no benefits under the SERP are payable until six months after termination of employment.

Mr. de la Vega will be eligible to vest in the AT&T SERP on March 1, 2011. At that time, he will no longer accrue service or pay credits in his BellSouth SERP. The AT&T SERP benefit will be reduced by a specified amount that approximates his BellSouth SERP benefit. The AT&T SERP will provide a nonqualified pension benefit equal to the greater of (1) the AT&T SERP formula applicable to other plan participants, and (2) the amount he would have received under the BellSouth Corporation Supplemental Executive Retirement Plan (excluding pay and service credits after March 1, 2010), which is 2% of eligible earnings for each year of service for the first 20 years of service, 1.5% of eligible earnings for each of the next ten years, and 1% of eligible earnings for each additional year of service. Eligible earnings under the BellSouth SERP are based on average compensation over the five-year period preceding retirement, defined as the average of the sum of the executive’s salary and bonuses during the last five years of employment plus any final bonus payable after retirement. Mr. de la Vega’s BellSouth SERP benefit is reduced by his qualified pension benefits and primary Social Security benefits. For participants with more than 30 years of service, benefits are reduced 3% per year for each year benefits commence prior to age 62. (These benefits are reduced by 6% if the participant has less than 30 years of service.) Participants elect to receive benefits as an actuarially determined lump sum, annuity or ten-year certain form of payment. For purposes of determining BellSouth SERP benefits, Mr. de la Vega’s service calculation will include his service with AT&T Mobility (as provided by his contract), where he currently is employed, as well as his service with BellSouth Corporation. Because Mr. de la Vega’s benefit is currently greater under the BellSouth formula, until he vests, the AT&T SERP will not exceed the amount available under the BellSouth SERP. In addition, in the event of the death of a participant, the spouse would receive the same BellSouth SERP benefit the participant would have received had he survived and terminated employment on the date of death. The BellSouth SERP also provides a lump sum death benefit payable to Mr. de la Vega’s beneficiaries (as described in the BellSouth qualified pension plan) equal to his annual base pay rate as of December 31, 2005, plus two times his standard target bonus as of December 31, 2005. This benefit, if qualifying beneficiaries exist at his death, will be paid in the amount of $1.86 million.

Mr. Cicconi participates in the AT&T Corp. Excess Compensation and Benefits Plan, which is a non-qualified plan that supplements his qualified plan and, like the qualified plan, is based on his salary. The supplemental plan restores pension amounts that exceed Federal limitations that would otherwise be paid under the qualified plan. Mr. Cicconi is also covered by the AT&T Corp. Non-Qualified Pension Plan. The AT&T Corp. Non-Qualified Pension Plan provides a pension based on the payment of annual bonuses using the same formula that the qualified plan uses for salary but only for amounts that exceed the Federal limitations on qualified pensions. Mr. Cicconi will stop accruing benefits under these supplemental plans on January 1, 2011. His benefits under these qualified and non-qualified pension plans will be used as offsets to his SERP benefit described above.

Other Post-Retirement Benefits

Named Executive Officers who retire after age 55 with at least five years of service or who are retirement eligible under the “modified rule of 75” continue to receive the benefits shown in the following table after retirement, except that Mr. de la Vega and Mr. Stankey are not entitled to receive supplemental health benefits after retirement. Benefits applicable to managers generally are omitted. Mr. Cicconi, Mr. de la Vega and Mr. Lindner are currently retirement-eligible.

Effective with retirements on or after January 1, 2010, financial counseling benefits will be made available to executive officers for 36 months following retirement. Prior to that, these benefits were made available for life. At the same time, we are also discontinuing the prior practice of paying gross-up taxes on personal benefits, other than relocation costs for Named Executive Officers, including the post-retirement benefits shown in the table below. The supplemental health benefit is an adjunct to the group health plan and is provided to the Named Executive Officers, except Mr. de la Vega and Mr. Stankey, for life. During their employment, the officers pay a deductible on health benefits and a portion of the premiums; after retirement there is no deductible, but they must pay larger premiums. In addition, we also provide communications and entertainment services and products for life; however, to the extent the service is provided by AT&T, it is typically provided at little or no incremental cost. These benefits are subject to amendment.

Other Post-Retirement Benefits

Personal Benefit	Estimated Amount (valued at our incremental cost)
Financial counseling	Maximum of $14,000 per year
Financial counseling provided in connection with retirement	Up to $20,000
Estate planning	Up to $10,000 per year
Other (communications)	Average of $800 annually
Supplemental health insurance premiums	Approximately $3,000 annually, above required contributions from employee

In the event of the officer’s termination of employment due to death or disability, the officer’s outstanding restricted stock, if any, will vest and outstanding performance shares will pay out at 100% of target. As a result, if such an event had occurred to a Named Executive Officer at the end of 2009, the officer’s beneficiary would have received the following payouts of performance shares and restricted stock: Mr. Stephenson—$22,351,178; Mr. Lindner—$10,557,976; Mr. Cicconi—$9,456,537; Mr. de la Vega—$13,726,403; and Mr. Stankey—$15,313,826.

We pay recoverable premiums on split-dollar life insurance that provides a specified death benefit to each Named Executive Officer. Mr. Stephenson receives a basic death benefit of three times salary while employed and two times salary after his retirement. (Previously, Mr. Stephenson’s beneficiaries were entitled to receive a Company-paid annuity in lieu of a lump sum insurance payment. Mr. Stephenson has elected to give up the annuity in favor of the insurance, providing the Company with significant savings, as described in the following paragraph.) Mr. Lindner receives a death benefit of two times salary while employed and after his retirement. Other Named Executive Officers are eligible to receive a death benefit equal to one times salary during their employment. After retirement, the death benefit remains one times salary until they reach age 66; the benefit is then reduced by 10% each year until age 70 for all the Named Executive Officers except Mr. Stephenson and Mr. Lindner, when the benefit becomes one-half times salary. Mr. Stephenson will become retirement-eligible in 2010, and Mr. Stankey is not yet retirement-eligible. In addition to the foregoing, Mr. Stephenson and Mr. Stankey, purchase optional additional split-dollar life insurance coverage equal to two times salary, which is subsidized by the Company. If the policies are not fully funded upon the retirement of the officer, we continue to pay our portion of the premiums until they are fully funded.

In 2009, Mr. Stephenson elected to forego the right to have his lump sum insurance benefit (including his optional benefit), described above, paid in the form of an annuity. The annuity was available only to officers making the election prior to 1998 (Mr. Stephenson is the only executive officer that made this election). Because the annuity was paid by the Company, it would be taxable to the beneficiaries (unlike the lump sum benefit), making it necessary for the Company to pay an additional benefit to offset taxes. The Company-paid annuity was determined using an 11% discount rate based on 185% of the value of the death benefit. The increase in the value of the death benefit was intended to be used to offset the income taxes expected to be incurred by his beneficiaries on the Company-paid annuity. Mr. Stephenson’s election to forego the annuity will reduce the cost of the death benefit to the Company and will avoid the indirect payment of tax gross-ups to his beneficiaries. If Mr. Stephenson had kept the annuity and passed away at the end of 2009, his annual death benefit payable to his beneficiaries would have been $2,263,012 for ten years, for a total payment of over $22 million.

Basic death benefits payable to Mr. de la Vega under the AT&T plan will be reduced by $900,000, which represents the sum of death benefits provided by (1) a BellSouth split-dollar policy with a face amount of $400,000 that was transferred to Mr. de la Vega in 2007, and (2) a BellSouth policy with a face amount of $500,000 owned by Mr. de la Vega. Under the latter plan, the Company and Mr. de la Vega share the payment of premiums for the policy, which provides a death benefit to designated beneficiary(ies) and an accumulated cash value available to Mr. de la Vega. Prior to 2010, we paid any income tax incurred by Mr. de la Vega as a result of our premium payments; however, as a result of 2009 plan amendments and with Mr. de la Vega’s consent, we will no longer reimburse him for taxes. The Company does not recover any of its premium payments under the bonus plan. Currently, the $900,000 of coverage from BellSouth policies completely offsets any basic death benefit provided by the AT&T plan.

Mr. Cicconi was provided a life insurance policy under the AT&T Corp. Executive Life Insurance Plan (“AT&T ELIP”). The Company stopped paying premiums under the policy in 2007. This plan provided Mr. Cicconi a death benefit of 2 1/2 times salary. The plan was frozen to new participants in 2005. When Mr. Cicconi became eligible for participation in our split dollar life insurance plan, his AT&T basic death benefit (one times base salary) was completely offset by his frozen benefit under the AT&T ELIP (valued at $1,185,000).

We also provide death benefits in connection with certain of our deferral plans (described on page 60) and in connection with Mr. de la Vega’s BellSouth SERP (described on page 55).

Nonqualified Deferred Compensation

Name	Plan (1)	Executive Contributions in Last FY (2) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (2)(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephenson	Stock Purchase and Deferral Plan	435,000	57,840	(435,664)	3,041,743	4,229,073
	Cash Deferral Plan	0	0	19,602	0	313,921
	Comp. Deferral Plan	0	0	1,038	6,576	14,287
	(4-Yr Units)
Lindner (4)	Stock Purchase and	48,000	26,640	102,838	80,501	2,522,188
	Deferral Plan Cash Deferral Plan	0	0	78,781	0	1,261,649
	Sr Mgmt Deferred Comp. Plan (8-Yr Units)	0	0	989,175	0	1,211,597
Cicconi	AT&T Executive Comp. Deferral Plan	0	0	13,019	19,720	248,723
de la Vega	Stock Purchase and Deferral Plan	219,375	26,640	40,123	0	286,138
	(BLS) Officer Comp. Deferral Plan	0	0	3,998	66,098	70,096
	BellSouth Nonqualified Deferred Income Plan	0	0	35,488	0	298,651
	Cash Deferral Plan	331,250	0	18,735	0	349,985
	AT&T Mobility Cash Deferral Plan	0	0	35,843	0	584,255
	AT&T Mobility 2005 Cash Deferral Plan	0	0	463,741	0	7,559,335
Stankey	Stock Purchase and Deferral Plan	49,800	28,080	58,479	0	1,173,272
	Cash Deferral Plan	0	0	16,092	0	257,716

1.	Amounts attributed to the Stock Purchase and Deferral Plan or to the Cash Deferral Plan also include amounts from their predecessor plans, the Stock Savings Plan or the Salary and Incentive Award Deferral Plan, respectively.

2.	Of the amounts reported in the contributions and earnings columns in the table above, the following amounts are reported as compensation for 2009 in the “Summary Compensation Table”: Mr. Stephenson—$496,245; Mr. Lindner—$96,555; Mr. Cicconi—$1,411; Mr. de la Vega—$238,720; and Mr. Stankey—$80,658. Of the amounts reported in the aggregate balance column, the following amounts were previously reported in the “Summary Compensation Table” for 2008 and 2007: Mr. Stephenson—$536,473; Mr. Lindner—$1,049,712; Mr. de la Vega—$868,720; and Mr. Stankey—$149,648.

3.	Aggregate Earnings include interest, dividend equivalents, and stock price appreciation/depreciation. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” includes only the interest that exceeds the SEC market rate, as shown in footnote 3 to the “Summary Compensation Table”.

4.	Under this plan, the interest rate changes from 8% to 15% if Mr. Lindner terminates employment after reaching age 55. Because Mr. Lindner turned 55 in 2009, his balance increased by $971,381.

Stock Purchase and Deferral Plan (“SPDP”)

Under the SPDP and its predecessor plan, midlevel managers and above may annually elect to defer up to 30% of their salary and annual bonus. Officer level managers, including the Named Executive Officers, may contribute up to 95% of their annual bonus. In addition, the Human Resources Committee may approve other contributions to the plan. These deferrals are used to make monthly purchases of AT&T stock units (each representing the right to receive a share of AT&T stock) at the fair market value of a share of AT&T stock. For each share unit purchased, the participant receives two stock options with an exercise price equal to the fair market value of the stock when the options are issued. For officers, options are issued on bonus contributions only up to their target bonuses. In addition, SPDP participants receive matching shares in AT&T stock at a rate of 80% match on contributions from the first 6% of salary and bonus; the match is reduced by the amount of matching contributions the employee is eligible to receive (regardless of actual participation) in the Company’s 401(k) plan. Officer level employees do not receive matching shares on the contribution of their bonuses. Deferrals are distributed in AT&T stock at times elected by the participant.

Cash Deferral Plan (“CDP”)

Managers who elect at least a 15% contribution of salary in the SPDP may also defer up to 50% (25% in the case of midlevel managers) of their salary through the CDP. Officer level managers may also defer 95% of their bonus (other managers must contribute 15% of their bonuses to the SPDP in order to defer bonuses into the CDP). In addition, the Human Resources Committee may approve other contributions to the plan. We pay interest at the Moody’s Long-Term Corporate Bond Yield Average for the preceding September (the “Moody’s rate”), a common index used by companies. Pursuant to the rules of the SEC, we include in the “Summary Compensation Table” under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” any earnings on deferred compensation that exceed a rate determined in accordance with SEC rules. The Moody’s Rate, over time, approximates this SEC rate. Deferrals are distributed at times elected by the participant.

Certain of the Named Executive Officers have also participated in deferred compensation plans that are now closed to additional contributions and are described below.

AT&T Mobility Cash Deferral Plan:    Mr. de la Vega has a balance in the AT&T Mobility Cash Deferral Plan, a nonqualified, executive deferred compensation plan. The plan permitted officers and senior managers to defer between 6% and 50% of their base pay and between 6% and 75% of their annual bonus and long-term compensation awards into the plan. The Company provided a match equal to 80% of 6% of the salary and annual bonus deferred by the participant. The plan also provided an additional match when participants’ salary and annual bonus exceeded Internal Revenue Code qualified plan limits. Benefits under the plan are unfunded. Account balances earn an interest rate of return based on the Moody’s rate. This rate is reset each year. Distributions occur according to employee elections. AT&T Mobility adopted a successor plan, known as the AT&T Mobility 2005 Cash Deferral Plan, having substantially the same terms as the original plan except with respect to the timing of deferral and distribution elections. No new deferrals were permitted after 2008.

Compensation Deferral Plan:    Eligible managers were permitted to make elections under this plan to defer, over four-year deferral periods, between 6% and 30% of their eligible compensation. No new deferral periods could be started after 1990. Participant contributions were matched in this plan or the Company’s 401(k) plan at the same rate that applied under the 401(k) plan. Account balances are credited with interest at a rate determined annually by the Company, which may not be less than the Moody’s rate. Distributions occur according to employee elections.

Senior Management Deferred Compensation Plan:    Eligible managers were permitted to make elections to defer, over eight-year deferral periods, between 6% and 30% of their eligible compensation to a nonqualified deferred compensation plan. This plan was started in 1984 and no new deferral periods could be started after 1987. Participant contributions were matched in this plan or the Company’s 401(k) plan at the same rate that applied under the 401(k) plan. This plan provides a defined benefit, equivalent to between 14% and 15% interest, at termination of employment if the participant terminates employment after reaching age 55. If the age conditions are not satisfied at termination of employment, the participant’s benefit is the amount contributed (including Company match) plus interest at 8%, compounded annually. Of the Named Executive Officers, only Mr. Lindner has a balance in this plan.

Under the Senior Management Deferred Compensation Plan, after the participant dies, an additional benefit is payable to the surviving spouse for the duration of his or her life in an amount equal to two-thirds of the participant’s standard retirement benefit, beginning once the standard retirement benefit payments have ended or upon the participant’s death, if later. If Mr. Lindner had died at the end of 2009, his surviving spouse would have been entitled to monthly benefits of $11,165 beginning in December 2024.

BellSouth Officer Compensation Deferral Plan (“OCDP”):    Mr. de la Vega made contributions to the plan when he was an employee of BellSouth and was deemed to have terminated employment with the plan when he transferred to AT&T Mobility in 2003. During the time of Mr. de la Vega’s contributions, eligible officers of BellSouth could defer up to 25% of base salary, 50% of annual bonus, and 100% of long-term compensation awards into a fund that paid interest at a rate equal to Moody’s Monthly Average of Yields of Aa Corporate Bonds for the preceding July, reset annually, into BellSouth stock units, or into certain mutual funds. Mr. de la Vega deferred into the OCDP interest income fund. His final distribution under the OCDP was valued at the end of 2009 and paid shortly thereafter in 2010. No deferrals were permitted under this plan after 2007.

BellSouth Nonqualified Deferred Income Plan:    Mr. de la Vega also made contributions from his BellSouth compensation to this nonqualified deferred compensation plan. Under Schedule A of the plan, senior managers were permitted to make up to two annual deferrals of up to 25% of their salary and bonus. Beginning with the 7th year after the deferral, the plan returned the original deferral to the participant in one to three annual installments, depending on the year of the deferral. Mr. de la Vega’s deferrals under Schedule A received fixed rates of 17% and 17.5% for his 1991 and 1993 deferrals, respectively. The balance is paid in 15 annual installments beginning at age 65. Under Schedule B, participants were able to defer up to 10% of their salary and bonus; distributions are made at the election of the participant. Mr. de la Vega received fixed rates from 8.7% to 11% on his Schedule B deferrals. No new deferrals were permitted under this plan after 1998.

AT&T Corp. Executive Deferred Compensation Plan and AT&T Corp. Senior Management Incentive Award Deferral Plan:    Mr. Cicconi made contributions to these plans when he was an employee of AT&T Corp. Under these plans, eligible employees were permitted to defer a portion of their salary, bonus and long-term awards. Under these plans, Mr. Cicconi earns a rate of interest equal to the 10-Year Treasury plus 2%. No deferrals were permitted after 2006.

Salary and Incentive Award Deferral Plan:    Eligible managers were permitted to make elections to participate in this nonqualified deferred compensation plan that allowed annual deferrals of up to 50% of base pay (conditioned upon deferring at least 30% of their base pay to the Company’s nonqualified stock deferral plan) and up to 100% of an incentive award and any other award approved by the Human Resources Committee. No deferrals were permitted to be made after 2004. Account balances are credited with interest at a rate, determined annually by the Company, that shall not be less than the Moody’s rate. Distributions occur according to employee elections. This plan was replaced by the Cash Deferral Plan.

Potential Payments upon Termination or Change in Control

Change in Control:    An acquisition in our industry can take a year or more to complete, and during that time it is critical that the Company have access to its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new company. Our Change in Control Severance Plan offers benefits so that our officers may focus on the Company’s business without the distraction of searching for new employment. The Change in Control Severance Plan covers our officers, including each of the Named Executive Officers. Amounts under this plan payable to Mr. de la Vega would be offset by any payments Mr. de la Vega would receive under his agreement described on page 48, providing for the payment of benefits upon his termination of employment.

Change in Control Severance Plan—Description:    The Change in Control Severance Plan offers benefits to an officer who is terminated or otherwise leaves our Company for “good reason” after a change in control. These benefits include a payment equal to 2.99 times the sum of the executive’s most recent salary and target bonus. We do not pay excise taxes or taxes resulting from the payment of excise taxes unless, and only to the extent, excise taxes are incurred because of prior deferrals of income by an officer (we also pay any taxes that result from our payment of the excise tax). Each covered officer will also be provided, at no cost to him or her, with life and health benefits, including supplemental medical, vision, and dental benefits, substantially similar to those benefits provided prior to termination, for three years after the executive’s employment ends or until the end of the year he or she turns 65, whichever is earlier. Each covered officer will also receive the financial counseling benefits that he or she would have received upon retirement. We believe that these benefits are competitive with the benefits offered by comparable companies. Retirement-eligible officers are eligible for certain of these benefits as part of their post-employment benefits (see Other Post-Retirement Benefits following the “Pension Benefits” table for more information). The estimated annual incremental costs of these benefits that would have been provided if the Named Executive Officers had left for “good reason” under the plan at the end of 2009, above amounts that would have been incurred as post-retirement benefits outside of the applicable plan, are outlined in the table below:

Additional Costs of Potential Benefits Under the Change in Control Severance Plan

Name	Health Benefits ($)	Life Insurance ($)	Financial Counseling ($)
R. Stephenson	15,466	12,537	24,000
R. Lindner	11,330	0	0
J. Cicconi	16,594	0	0
R. de la Vega	10,202	23,676	0
J. Stankey	23,254	8,793	24,000

“Good reason” means, in general, assignment of duties inconsistent with the executive’s title or status; a substantial adverse change in the nature or status of the executive’s responsibilities; a reduction in pay; or failure to pay compensation or continue benefits. The employment of our CEO is unlikely to be continued at the new company if we are acquired. For the CEO, “good reason” also means a good faith determination by the executive within 90 days of the change in control that he or she is not able to discharge his or her duties effectively.

Under the plan, a change in control occurs if: (a) anyone (other than one of our employee benefit plans) acquires more than 20% of AT&T’s common stock, (b) within a two-year period, the Directors at the beginning of the period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of the period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, (c) upon consummation of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 50% of the voting power of the surviving entity, or (d) upon our stockholders’ approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

If a change in control and a subsequent termination of employment of the Named Executive Officers had occurred at the end of 2009 in accordance with the Change in Control Severance Plan, the following estimated severance payments and tax reimbursements would have been paid in a lump sum:

Potential Change in Control Severance Payments

Name	Severance ($)	Tax Reimbursements ($)
R. Stephenson	18,837,000	6,200,137
R. Lindner	6,204,250	0
J. Cicconi	5,830,500	0
R. de la Vega	6,129,500	0
J. Stankey	6,368,700	3,574,394

Note: There would be no excise tax, and, therefore, no tax reimbursements for any of the Named Executive Officers if the change in control and termination had occurred on January 1, 2010. The lack of excise taxes is the result of a different set of tax years being used to calculate the earnings limits for excise tax purposes.

Under the terms of restricted stock awards made under the 2006 Incentive Plan to Mr. Lindner and Mr. Cicconi in 2009, and to Mr. de la Vega and Mr. Stankey in 2009 and 2007, in the event of a change in control under substantially the same circumstances as those under the Change in Control Severance Plan, if the grantee’s employment is terminated by the Company, or if the grantee terminates employment for good reason, then the restricted stock immediately vests. “Good reason” for this plan means within two years after the change in control, the employee’s position or responsibilities are adversely altered, the employee’s salary or target annual bonus is reduced, or the employee is relocated more than 50 miles from his former employment. If the employment of these officers was terminated under these conditions at the end of 2009, Mr. Lindner or Mr. Cicconi, as the case may be, would be entitled to the vesting of restricted stock worth $3,403,066 and Mr. de la Vega or Mr. Stankey, as the case may be, would be entitled to the vesting of restricted stock worth $7,782,193.

Other Termination Payments:    Upon termination of employment our officers are entitled to their accrued pensions and their prior deferrals of earned compensation along with any earnings and appreciation on the deferred compensation, paid in accordance with the terms of those plans. Other post-retirement benefits that would be paid to the Named Executive Officers are described in the narrative following the “Pension Benefits” table.

Other Business

The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of stockholders other than those described in this Proxy Statement.

A copy of AT&T’s Annual Report to the SEC on Form 10-K for the year 2009 may be obtained without charge upon written request to AT&T Stockholder Services, 208 S. Akard, Room 2710.14, Dallas, Texas 75202. AT&T’s Corporate Governance Guidelines, Code of Ethics, and Committee Charters may be viewed online at www.att.com and are also available in print to anyone who requests them (contact the Senior Vice President and Secretary of AT&T at the address below).

Stockholder Proposals:    Stockholder proposals intended to be included in the proxy materials for the 2011 Annual Meeting must be received by November 11, 2010. Such proposals should be sent in writing by courier or certified mail to the Senior Vice President and Secretary of AT&T at 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner.

Stockholders who intend to submit proposals at an Annual Meeting but whose proposals are not included in the proxy materials for the meeting and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify the Senior Vice President and Secretary of AT&T (at the address above) of their proposal or nominations and to provide certain other information not less than 90 days, nor more than 120 days, before the anniversary of the prior Annual Meeting of Stockholders, in accordance with AT&T’s Bylaws. Special notice provisions apply under the Bylaws if the date of the Annual Meeting is more than 30 days before or 70 days after the anniversary date.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone. Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

•  Log on to the Internet and go to www.envisionreports.com/att

•  Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card/Voting Instruction Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION SIGNED IN THE ENCLOSED ENVELOPE.

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Randall L. Stephenson	☐	☐	☐	05 - Jaime Chico Pardo	☐	☐	☐	09 - John B. McCoy	☐	☐	☐
02 - Gilbert F. Amelio	☐	☐	☐	06 - James P. Kelly	☐	☐	☐	10 - Joyce M. Roché	☐	☐	☐
03 - Reuben V. Anderson	☐	☐	☐	07 - Jon C. Madonna	☐	☐	☐	11 - Laura D’Andrea Tyson	☐	☐	☐
04 - James H. Blanchard	☐	☐	☐	08 - Lynn M. Martin	☐	☐	☐	12 - Patricia P. Upton	☐	☐	☐

B	Director Proposal — The Board of Directors recommends a vote FOR Item 2.

	For	Against	Abstain
2. Ratification of appointment of independent auditors.	☐	☐	☐

C	Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 3—6.

	For	Against	Abstain		For	Against	Abstain
3. Cumulative voting.	☐	☐	☐	5. Advisory vote on compensation.	☐	☐	☐

4. Pension credit policy.	☐	☐	☐	6. Special stockholder meetings.	☐	☐	☐

AT&T Inc. 2010 Annual Meeting of Stockholders	Admission Ticket

Friday, April 30, 2010 Doors open at 8:00 a.m. Eastern time Meeting begins at 9:00 a.m. Eastern time	Upon arrival, please present this admission ticket and photo ID at the registration desk.

The Chattanoogan Hotel 1201 South Broad Street Chattanooga, TN 37402 (423) 756-3400	The meeting will be held in the Chattanoogan Ballroom. Free parking is available for stockholders at the parking garage indicated on the map.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION SIGNED IN THE ENCLOSED ENVELOPE.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 30, 2010.

The undersigned hereby appoints Randall L. Stephenson and Richard G. Lindner, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 30, 2010, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares (except for shares held in the employee benefit plans noted below) in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR each of the Director proposals (Items 1—2) and AGAINST each of the stockholder proposals (Items 3—6) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the Internet.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for any shares held on your behalf pursuant to The DirectSERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Shares in each of the foregoing employee benefit plans for which voting instructions are not received will not be voted, subject to the trustee’s fiduciary obligations. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 27, 2010.

D	Non-Voting Items

Change of Address — Please print new address below.

E	Authorized Signatures — This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — E ON BOTH SIDES OF THIS CARD.